SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT NO.  4 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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GLOBAL EARTH ENERGY, INC.
(formerly known as Global Wateraire, Inc.)
(Exact Name of Small Business Issuer in its Charter)

NEVADA	5511	36-4567500
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

534 DELAWARE, SUITE 412
BUFFALO, NEW YORK 14202
Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 ROUTE 9 SOUTH, SUITE 204
MANALAPAN, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE

Common Stock, par value, $0.001	4,000,000(2)	$.13	$520,000	$15.96

(1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling security holders named in the prospectus. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe may be issuable pursuant to the equity line financing to account for market fluctuations.

(2) The number of shares being registered for the financing is 4,000,000 which is less than 1/3 of our 19,585,571 non-affiliate outstanding common shares issued and outstanding as of June 4 , 2008.

(3)  Our  Common  Stock  is  registered  under  Section  12(g) of the Securities Exchange  Act  of  1934,  as  amended, and can be traded on the over-the-counter market  on  the  OTC Bulletin Board under the symbol "GEEG." As of June 4 , 2008,  our shares were trading at a price of $0. 25 per common share.  Selling security holders may sell their shares for the prevailing market prices or  privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commisison, acting pursuant to said Section 8(a), may determine.

GLOBAL EARTH ENERGY, INC.  F/K/A GLOBAL WATAIRE, INC.
4,000,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale of up to 4,000,000 shares of our Common Stock, par value $.001 per share ("Common Stock") issuable to Dutchess Private Equities Fund, Ltd. ("Dutchess" or the "Selling Security holder"). The Selling Security holders may sell their common stock from time to time at prevailing market prices.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "GEEG." As of June 4 , 2008 our shares were trading at a price of $0. 25 per common share. Selling security holders may sell their shares for the prevailing market prices or privately negotiated prices.

THIS COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION.  PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE  OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE  OF  RISK.  YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK  FACTORS"  BEGINNING  ON  PAGE  5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS: June 4 , 2008

ABOUT OUR COMPANY

International Development Corp. ("IDC") was formed on October 22, 2004, under the laws of the state of Nevada. On December 9, 2004, IDC merged with Ozolutions Inc., a Delaware Corporation, which was formed on January 10, 1996 as Unipak Process, Inc., with IDC as the surviving corporation. On April 13, 2006 IDC changed its name to Global Wataire Inc. On February 5, 2008 we changed our name to Global Earth Energy, Inc.

We intend to enter the biodiesel production industry. Biodiesel is an alternative fuel produced from agricultural products that can be used in a blend with petrodiesel to reduce vehicle emissions or, with some minor engine modifications, used as a stand-alone fuel.

The emphasis on biodiesel as an alternative to fossil fuels is driven by two primary goals.

-	Reduce dependence on imported oil, thereby improving national fuel security.

-
Reduce emissions of greenhouse gases that contribute to global warming and the resulting negative impact on the environment. It is intended that this plant will be the first in series of investments in the biodiesel production industry.

We intend to establish our biodiesel business in North Carolina. Over the last six months we have investigated biodiesel equipment manufacturers and we have selected a vender, Imerjent LLC. Additionally, we have been in discussions with American Distillation Inc. located near Wilmington, North Carolina. American Distillation operates a chemical plant, laboratory and has a biodiesel production permit. We intend to enter into an agreement with this company to operate our pilot plant at their location.  However, we have not entered into any agreements with American Distillation as yet and will not until after this registration statement is effective and the Company can draw down upon the Investment Agreement it entered into on August 24, 2007.

PREVIOUS  BUSINESS

OZONE TECHNOLOGY

On June 21, 2000, we purchased the exclusive marketing rights to distribute the products of Hankin Ozone Systems, Ltd. ("Hankin") in Canada, the Caribbean, and Mexico from 1421209 Ontario Limited. The purchase price was $1,017,217 and the issuance of 8,000,000 shares of our common stock. We had an agreement to repurchase 6,000,000 of the 8,000,000 shares for $81,699, which we decided to cancel in August 2004. In April 2002, the agreement with 1421209 Ontario Limited was cancelled and the obligation to pay $1,017,217 was likewise cancelled. We wrote-off the net marketing rights of $762,743 and the outstanding obligation of $1,017,217, and recorded an extraordinary gain from the cancellation of the agreement of $237,257. We paid $50,000 directly to Hankin for the same marketing rights which we recorded as an expense during the year ended August 31, 2002. In September 2004, Hankin was placed into bankruptcy, and the deposit of $22,292 for certain units was written off as of August 31, 2004.

WATER-ACTIVATED TECHNOLOGY

In August 2001, we acquired non-exclusive distribution rights to an activated water system from ELCE International Inc. for Mexico and the Caribbean markets including Panama, Costa Rica, Ecuador and Peru. No fees were paid for these rights. In September 2003, we approved the issuance of 250,000 shares of our common stock to the president of ELCE and the cancellation of an option to purchase 500,000 shares of our common stock at $0.50 per share in order to maintain the existing relationship in Canada. The issuance of the common stock resulted in a charge against earnings of $15,000 in 2004.

ULTRAVIOLET PRODUCTS

In order to provide viable technology and pricing options to residential and commercial customers for drinking water solutions, we entered into an agreement with R Can Environmental in June 2005 with the intention of distributing ultraviolet water treatment systems and water filters in selected markets in Latin America and the United States. We terminated a prior agreement with another supplier.

On January 21, 2005, we formed a wholly owned subsidiary, Freshwater Technologies, Inc., and transferred our water activation and purification -related assets and business to it. On January 11, 2006, we executed and closed an Asset Sale Agreement with Max Weissengruber, our then president and chief operations officer and a director, and D. Brian Robertson, our then chief financial officer, with respect to the purchase of certain assets of Freshwater Technologies. Although the agreement was executed and closed on January 11, 2006, it was effective as of October 1, 2005. Included in the assets was the name "Freshwater Technologies." The purchase price for the assets was $60,210.33 paid in the form of the forgiveness of debt for salary owed by International Development Corp. and Freshwater Technologies, Inc. in the amount of $32,482.51 to Mr. Weissengruber, and $27,727.82 to Mr. Robertson.

As additional consideration, Messrs. Weissengruber and Robertson agreed to the termination of their employment agreements with International Development Corp and a general release of any and all claims they may have had against either International Development Corp. or Freshwater Technologies, Inc. Moreover, certain other liabilities of Freshwater Technologies, Inc. were either assumed or forgiven by Messrs. Weissengruber and Robertson and Bob Glassen in the amount of $10,918.54. The net effect of the transaction was that International Development and Freshwater were relieved of liabilities, which exceeded assets in the amount of $134,532.17, and that Freshwater Technologies, Inc. is now debt free. We changed the name of Freshwater Technologies, Inc. to Atlantic Seaboard Company, Inc. on May 31, 2006.

CONSULTING

On March 15, 2007, we entered into consulting agreements with American Resources Petroleum Company and United States Gold Corporation both of Sandy, Utah to provide financial management and business development services to these companies to assist them in expanding their businesses. Under the terms of each of these agreements we were to receive compensation after suitable financing arrangements had been put in place. Neither one of these companies were able to obtain financings. We did not receive any compensation from either of these companies.

We presently maintain our principal offices at 534 Delaware, Suite 412 Buffalo, New York 14202.  Our phone number is (716) 332-7150.

THE OFFERING

COMMON SHARES OUTSTANDING PRIOR TO OFFERING
Common Stock, $0.001 par value	24,585,571

Common Stock Offered by Selling Securityholders	4,000,000

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Security holders of shares in this offering, except upon draw downs made pursuant to the equity line.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	GEEG.OB

Executive Offices	Currently, our executive offices are located at: 534 Delaware, Suite 412 Buffalo, New York 14202. Our phone number is (716) 332-7150.

DISCLOSURE REGARDING OUR RECENT FINANCING

Terms of Financing Documents

Transaction with Dutchess Private Equities Fund LTD.

On August 24, 2007 we entered into an Investment Agreement (the “Agreement”) and a Registration Rights Agreement with Dutchess Private Equities Fund, Ltd. (the “Investor”). Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The Agreement provides that, from time to time, we may deliver a notice to the Investor. Such notices will state the dollar amount of common stock that we desire the Investor to purchase subject to the limits of the Agreement. Upon receipt of a put notice, the Investor is obligated to purchase from us, during the relevant pricing period, shares having an aggregate purchase price equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date. The put date shall be the date that the Investor receives a put notice of a draw down by us. During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The Purchase Price shall be set at ninety-three percent (93%) of the Lowest Closing Best Bid price of the Common Stock during the pricing period. The Pricing Period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

We are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 4,000,000 shares of the common stock underlying the Investment Agreement within 15 days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date. We shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the draw downs.

Conditions To Investor's Obligation To Purchase Shares. We shall not be entitled to deliver a Put Notice and the Investor shall not be obligated to purchase any Shares at a Closing (as defined in Section 2(G)of the Agreement) unless each of the following conditions are satisfied:

(I)
a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the Closing with respect to the subject Put Notice;

(II)
at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

(III)
the Company has complied with its obligations and is otherwise not in breach of or in default under, this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery of the Investor’s Put Notice Date;

(IV)
no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

(V)	the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (I) through (V) above occurs during a Pricing Period, then the Investor shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Mechanics Of Purchase Of Shares By Investor.

Subject to the satisfaction of the conditions set forth in Sections 2(E), 7 and 8 of the Agreement, the closing of the purchase by the Investor of Shares (a "Closing") shall occur on the date which is no later than seven (7) Trading Days following the applicable Put Notice Date (each a "Closing Date"). Prior to each Closing Date, (I) the Company shall deliver to the Investor pursuant to this Agreement, certificates representing the Shares to be issued to the Investor on such date and registered in the name of the Investor; and (II) the Investor shall deliver to the Company the Purchase Price to be paid for such Shares, determined as set forth in Section 2(B) of the Agreement. In lieu of delivering physical certificates representing the Securities and provided that the Company's transfer agent then is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Investor, the Company shall use all commercially reasonable efforts to cause its transfer agent to electronically transmit the Securities by crediting the account of the Investor's prime broker (as specified by the Investor within a reasonably in advance of the Investor's notice) with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

The Company understands that a delay in the issuance of Securities beyond the Closing Date could result in economic damage to the Investor. After the Effective Date, as compensation to the Investor for such loss, the Company agrees to make late payments to the Investor for late issuance of Securities (delivery of Securities after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date, with the Amounts being cumulative.):

LATE PAYMENT FOR EACH NO. OF DAYS LATE	$10,000 WORTH OF COMMON STOCK
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 + $200 for each
Business Day late beyond 10 days

The Company shall make any payments incurred under this Section in immediately available funds upon demand by the Investor.  Late payments shall continue to accrue cumulatively on a daily basis at a rate in accordance with the Late Payment schedule directly above. For example: should we deliver $10,000 worth of our common stock three days late, we would be responsible for a late payment penalty of $600. If we should deliver $30,000 worth of our common stock three days late, we would be responsible for a late payment penalty of $1,800. If we should deliver $10,000 worth of our common stock twelve days late, we would be responsible for a late payment penalty of $8,100. If we should deliver $30,000 worth of our common stock twelve days late, we would be responsible for a late payment penalty of $24,300. There is no maximum late payment penalty. Late payment penalties shall cease to accrue upon the issuance date of our common stock due under the terms of the Investment Agreement. We shall remain liable to the Investor for all late payment penalties accrued up to the date of issuance until such penalties are paid to or released by the Investor. Under the terms of the Investment Agreement, any outstanding late payment penalty balance will not be subject to an interest rate or additional fee. The failure of the Investor to make a demand upon the Company for any payments under this section shall not excuse the Company from its obligation to make any such payments in the future. Nothing herein shall limit the Investor's right to pursue actual damages for the Company's failure to issue and deliver the Securities to the Investor, except that such late payments shall offset any such actual damages incurred by the Investor, and any Open Market Adjustment Amount.  The Open Market Adjustment Amount is the amount equal to the excess, if any of the Investor’s total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus the net proceeds (after  brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due.  The “open market adjustment amount” would be incurred if, by the (3rd) business day after the Closing Date, the Company fails to deliver any portion of the shares of the Put to the Investor (the “Put Shares Due”) and the Investor purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to the Investor by the Company (the “Open Market Share Purchase”), then the Company shall pay to the Investor, in addition to any other amounts due to the Investor pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount. In the case where an Open Market Adjustment amount is incurred, the Company shall pay to the Investor the Open Market Adjustment amount in addition to any late fees as described above .

Overall Limit On Common Stock Issuable.

If during the Open Period the Company becomes listed on an exchange that limits the number of shares of Common Stock that may be issued without shareholder approval, then the number of Shares issuable by the Company and purchasable by the Investor, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval (the "Maximum Common Stock Issuance").  If such issuance of shares of Common Stock could cause a delisting on the Principal Market, then the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Amended and Restated Certificate of Incorporation of the Company, if such issuance of shares of Common Stock could cause a delisting on the Principal Market. The parties understand and agree that the Company's failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or the Investor's obligation in accordance with the terms and conditions hereof to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation provided in Section 2(H) of the Agreement.

(I)  If, by the third (3rd) business day after the Closing Date, the Company fails to deliver any portion of the shares of the Put to the Investor (the "Put Shares Due") and the Investor purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to the Investor by the Company (the "Open Market Share Purchase") , then the Company shall pay to the Investor, in addition to any other amounts due to Investor pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount (as defined below).  The "Open Market Adjustment Amount" is the amount equal to the excess, if any, of (x) the Investor's total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due.  The Company shall pay the Open Market Adjustment Amount to the Investor in immediately available funds within five (5) business days of written demand by the Investor.  By way of illustration and not in limitation of the foregoing, if the Investor purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Purchase with respect to shares of Common Stock it sold for net proceeds of $10,000, the Open Market Purchase Adjustment Amount which the Company will be required to pay to the Investor will be $1,000.

Limitation On Amount Of Ownership. in no event shall the Investor be entitled to purchase that number of Shares, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Investor, would exceed 4.99% of the number of shares of Common Stock outstanding on the Closing Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

Number of Shares Underlying The Equity Line. There is no limit to the number of shares that we may be required to obtain funds from the Equity Line as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock. The following table shows the effect on the number of shares required for a Put Notice for the value of the full Equity Line, in the event the common stock price declines by 25%, 50% and 75% from the trading price.

		Price Decreases By
	08/24/2007	25%	50%	75%
Lowest Closing Best Bid Price during the Purchase Period (as defined above)	$0.11	$0.0825	$0.055	$0.0275
Purchase Price (defined above as 93% of the Lowest Closing Best Bid Price)	$0.1023	$0.0767	$0.0512	$0.0256
Number Subject to the Put if 100% of the Equity Line is Executed.	97,751,711	130,378,096	195,312,500	390,625,000

The Company entered into the Investment Agreement with the intention to grow its business and expand its operating level, which in turn should increase the value of the Company. Because of the nature of the Investment Agreement it appears unlikely that the Company will be able to draw down the full $10,000,000 without significant positive value being added to the Company as a result of the aggregate draw downs.

The Company is limited to the number of shares it may register in connection with its equity line agreement by Rule 415. Under Rule 415, the Company may register a maximum of 1/3 of its outstanding non-affiliated shares. As of June 4 , 2008, the Company has 19,585,571 non-affiliate shares outstanding. Therefore the Company has the option of registering up to 6,463,238 shares in this registration statement. However, under the terms of the Registration Rights Agreement entered into by the Company in conjunction with the equity line Agreement, the Company is only obligated to register 4,000,000 shares of its stock. Should the Company draw down from the equity line to where the shares registered in this registration statement are depleted, the Company may register additional shares in subsequent registration statements to draw down upon.

The monetary value of each of the Company’s draw downs under the equity line is tied directly to the Company’s share price, creating an inverse relationship between the Company’s share price and the number of shares the Company will be required to transfer to the Investor per each dollar of the equity agreement that the Company draws down upon. The Company understands that each Put executed by the Company under the agreement will have an immediate negative effect on its stock price. The Company also understands that it is limited by Rule 415 as to how many shares it may register in connection with this equity line agreement. Therefore,  the limit imposed upon the Company by Rule 415 as to how many shares may be registered to satisfy the agreement, decreases the likelihood that the Company will have enough registered shares to draw down the full $10,000,000 equity line.

Because the Company’s ability to draw down upon the equity line is directly connected to the market price of the Company’s common stock, it is in the Company’s best interest to maximize its effective use of the funds to ensure its ability to draw additional funds from the equity line.

Conversion Limitation.

The Investors have contractually agreed to restrict their ability to receive Notice of a Put and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Value of Shares

The market price for the Company’s common stock on the Issuance Date was $0.11 per share based upon the closing price that day. Using this market price per share, the maximum dollar value of the 4,000,000 common shares the Company is registering under this Registration Statement is $440,000.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the Puts and the total possible payments to all selling shareholders and any of their affiliates in the first year following the execution of the Put. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes.  For purposes of this table, we assumed that the Company executed a Put for $250,000.

There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Placement Agent Fee(1)	Structuring, Due Diligence and Legal Fees(2)	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(6)	Net Proceeds to Company(7)

$0	$27,000	$0	$0	$0	$0	$0	$223,000
 ____________________

(1)	A Placement Agent was not involved in this financing.

(2)	The Company paid $27,000 in structuring, due diligence and legal fees to Anslow & Jaclin, LLP, our legal counsel in connection with the transaction.

(3)	The Financing agreement does not include instruments which bear interest.

(4)	The Financing agreement does not include instruments bearing a premium for early redemption.

(5)	The Financing agreement does not provide for liquidated damages.

(6)	The Financing agreement is not structured in a way where any payments are to be made directly by the Company.

(7)	Total net proceeds to the Company including the structuring and due diligence fees and legal fees of $27,000.

Puts

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities involved in the August 24, 2007 Equity Line Financing.

Lowest Closing Best Bid Price during the Purchase Period (1)	Purchase Price (2)	Shares Underlying The Equity Line(3)	Combined Market Price of Shares(4)	Total Purchase Price(5)	Total Possible Discount to Market Price(6)

$0.11	$0.1023	97,751,711	$10,752,688	$10,000,000	$752,688

(1)	Market price per share of our common stock on the Date of the Agreement (August 24, 2007).

(2)
The Purchase Price per share of our common stock underlying the Equity Line on the Date of the Agreement is calculated as the lowest closing best bid price during the purchase period, where the purchase period is the five (5) consecutive trading days following the Put Date, less a 7% discount.

(3)
Total number of shares of common stock underlying the Equity Line assuming the Company issued a Put for the entire Equity Line as of the Issuance Date. Since the Purchase Price may fluctuate as market prices fluctuate, the actual number of shares that underlie the Equity Line will also fluctuate.

(4)	Total market value of shares of common stock underlying the Equity Line assuming full conversion as of the Date of the Agreement based on the market price on the Issuance Date.

(5)	Total value of shares of common stock underlying the Equity Line assuming the Company issued a Put for the Entire Equity Line as of the Issuance Date based on the Purchase Price.

(6)	Discount to market price calculated by subtracting the total Purchase Price (result in footnote (5)) from the Combined Market Price (result in footnote (4)).

Prior Securities Transactions with Selling Stockholders

We have not engaged in any prior securities transactions with the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to Equity Line Financing transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	12,839,360

Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0

Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	4,000,000

Shorting and Prior Transactions with Selling Stockholders

To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

Other than entering into the August 24, 2007 Financing Agreement, the Company has not in the past three (3) years, engaged in any securities transaction the Selling Stockholder, any affiliates of the Selling Stockholder, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Pursuant to Section 3 (C) of the Investment Agreement, the Investor has agreed not to sell the Company’s stock short, either directly or indirectly through its affiliates, principals or advisors, the Company’s common stock during the term of the Investment Agreement.  However, a  sale of the Company’s common stock that is the subject of the put, prior to delivery of the put shares is comtemplated by the “open market adjustment” period of the Investment Agreement..  The “open market adjustment amount”  contemplates a  sale prior to delivery of the put shares because the Investor is able to sell of the Company’s common stock prior to the  Company  delivering put shares due.  The Open Market Adjustment Amount is the amount equal to the excess, if any of the Investor’s total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus the net proceeds (after  brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due.  In the instance where the Investor has to purchase shares to cover the put shares due, the Open Market Adjustment amount may increase due to our small and thinly traded public float .

Warrants

No warrants were issued in connection with the August 24, 2007 financing transaction.

Notes

No notes were issued in connection with the August 24, 2007 financing transaction.

SUMMARY INFORMATION AND RISK FACTORS

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis and Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the years ended August 31, 2006 and 2005 are derived from our audited financial statements. The statement of operations and balance sheet data for the three months ended May 31, 2007 is derived from our unaudited financial statements.

	FOR THE SIX MONTHS ENDED FEBRUARY29, 2008	YEAR ENDED AUGUST 31, 2007	YEAR ENDED AUGUST 31, 2006 (RESTATED)
	(unaudited)	(audited)	(audited)
STATEMENT OF OPERATIONS

Revenues	$0	$61,750	$0
Total Operating Expenses	424,109	1,468,874	458,738
Net Loss	(424,109)	(1,407,124)	(263,996)

	AS OF FEBRUARY 29,	AS OF AUGUST 31,
	2008	2007
BALANCE SHEET DATA	(unaudited)	(audited)

Cash	$15,748	$197,593
Total Assets	15,748	197,593
Total Liabilities	977,030	888,747
Stockholders’ Deficiency	(961,282)	(691,154)

WHERE CAN YOU FIND US

We  presently maintain our principal offices at 534 Delaware Avenue, Suite 412 Buffalo, New  York  14202.  Our  phone  number  is  (910) 270-7749.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information in this prospectus before investing in our common stock. If any of the following risks occur, our business operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words "we", "our", or "us" refer to the Company and not the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this report. If any of the following risks actually occur, our business, operating  results and financial conditions could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

UNLESS WE GENERATE ADDITIONAL CAPITAL THROUGH REVENUES OR FINANCINGS, WE RISK FAILURE.

We expect to incur significant capital expenses in pursuing our plans to increase sales volume, expanding our products and services and obtaining additional financing through stock offerings, or other feasible financing alternatives. We may also seek funding for the development and marketing of our products and services through strategic partnerships and other arrangements with investment partners. It is possible that such collaborative arrangements or additional funds will not be available when needed, or on terms acceptable to us, if at all.

THE INVESTMENT AGREEMENT WITH DUTCHESS PRIVATE EQUITIES FUND, LTD. CONTEMPLATES A SALE OF OUR COMMON STOCK PRIOR TO DELIVERY OF THE PUT SHARES WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE .

The “open market adjustment amount” comtemplates a sale of our common stock that is the subject of the put, prior to the delivery of put shares due to Dutchess Private Equities Fund, Ltd. because Dutchess Private Equities Fund, Ltd. may sell our common shares prior to delivery of a put as described in the Investment Agreement.  If we fail to deliver the put due to Dutchess Private Equities Fund, Ltd., by the 3rd business day after the closing date the Dutchess Private Equities Fund, Ltd., covering of the sale of our stock may cause our stock to fluctuate because of our small and thinly traded public float.  Our common stock price may rise and fall based on the Dutchess Private Equities Fund, Ltd., selling of our common stock prior to delivery of the put shares .

DUTCHESS PRIVATE EQUITIES FUND, LTD. WILL PAY LESS THEN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the Investment Agreement will be purchased at the seven percent (7%) discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our "put" right. Dutchess Private Equities Fund, Ltd. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, Ltd. sells our shares, the price of our common stock may decrease. If our stock price decreases, Dutchess Private Equities Fund, Ltd. may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE INVESTMENT AGREEMENT.

The sale of our common stock to Dutchess Private Equities, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

OUR INDEPENDENT AUDITORS HAVE INCLUDED A GOING CONCERN OPINION AND RELATED DISCUSSION IN THE NOTES TO OUR FINANCIAL STATEMENTS.

It should be noted that our independent auditors have included a going concern opinion and related discussion in the notes to our financial statements. The auditors have included the going concern provision because we have incurred significant and recurring losses and have a large working capital deficit that the auditors believe raises substantial doubt about our ability to continue as a going concern. We have incurred net losses of ($385,440), ($1,131,102), ($263,996) and (1,407,124) for the fiscal years ended August 31, 2004, August 31, 2005, and August 31, 2006, and August 31, 2007 respectively. Our working capital deficit as of August 31, 2007 is ($691,154) and in August 31, 2006 it was $666,034. Until such time we receive additional debt or equity financing, there is a risk that our auditors will continue to include a going concern provision in the notes to our financial statements. We may continue to incur losses as we spend additional capital to develop and market our products and services and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Any of these factors could cause our stock price to decline and result in your losing a portion or all of your investment.

NEED FOR ADDITIONAL SPECIALIZED PERSONNEL.

Although we are committed to the continued development and growth of our business, the addition of specialized key personnel to assist us in the execution of our business model is necessary. It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms. We will make every effort to recruit executives with proven experience and expertise as needed to achieve our plan.

DEPENDENCE ON ABILITY TO MARKET PRODUCTS AND SERVICES.

Due to our limited resources, the execution of our business model and marketing of services has been limited to date. Our success is dependent upon our ability to execute with such limited resources.

WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR OUR PRODUCTS AND SERVICES, WHICH WILL MOST LIKELY CAUSE OUR STOCK PRICE TO DECLINE.

The demand and price for our products and services will be based upon the existence of markets for them. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our products and services when compared to alternative products and services, which may be conventional or heretofore unknown. If the products and services of other companies provide more cost-effective alternatives or otherwise outperform our products and services, the demand for our products and services may be adversely affected.

Our success will be dependent upon market acceptance of our products and services. Failure of our products and services to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our stock price to decline.

WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND STOCKHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY HELD COMPANY.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently do not carry limited directors and officers liability insurance. Directors and officers liability insurance has recently become much more expensive and difficult to obtain. If we are unable to provide directors and officers liability insurance at affordable rates, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential  independent board members and management candidates to other companies that have greater directors and officers liability insurance to insure them from liability or to companies that have revenues or have received greater  funding to date which can offer greater compensation packages. The fees of  directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

LEGISLATIVE ACTIONS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings, which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes. Further, proposed initiatives are expected to result in change in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under accounting principles generally accepted in the United State of America, and adversely affect out operating results.

PROPRIETARY RIGHTS.

We intend to closely monitor competing product introduction for any infringement of our proprietary rights. We believe that, as the demand for products such as those developed by us increase, infringement of intellectual property rights may also increase. If certain industry competitors infringe on our proprietary rights, they may have substantially greater financial, technical, and legal resources than we, which could adversely affect our ability to defend our rights. In addition, we could incur substantial costs defending our rights.

DEPENDENCE ON KEY EMPLOYEES.

Our business is dependent upon our senior executive officers, principally, Sydney Harland, our president and chief executive officer, who is responsible for our operations, including marketing and business development, and Edmund Gorman, our chief financial officer, secretary and treasurer.

Should Messrs. Harland  and/or Gorman leave our employ, our business may be adversely affected. In  the  event  of future growth in administration, marketing, manufacturing and customer  support functions, we may have to increase the depth and experience of our  management  team  by adding new members. Our success will depend to a large degree  upon the active participation of our key officers and employees. Loss of services  of  any  of  the  current  officers  and directors, especially Messrs. Harland  and  Gorman,  could have a significant adverse effect on our operations and  prospects.

There can be no assurance that we will be able to employ qualified persons on acceptable terms to replace officers who become unavailable.

CERTAIN NEVADA CORPORATION LAW PROVISIONS COULD PREVENT A POTENTIAL TAKEOVER, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporate law could adversely affect the market price of our common stock. Because Nevada corporate law, NRS Sections 78.378 to 78.3793, contain provisions with respect to acquisition of a controlling interest in a corporation, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other stockholders to elect directors other than the candidate or candidates nominated by our board of directors.

TAXATION OF DIVIDENDS.

In the absence of an applicable treaty between the United States and the government of the country of which a stockholder is a citizen, if such stockholder is not a United States citizen or a resident alien of the United States, pursuant to United States income tax law, all dividends payable by us on our capital stock to any such stockholder are subject to withholding rate of 30 percent. As of the effective date of this report, there is no way to determine which of our potential stockholders may be subject to the 30 percent withholding requirement.

FINANCIAL PROJECTIONS; DISTRIBUTIONS OF CASH.

Any projections and related assumptions discussed in this report were based on information about circumstances and conditions existing as of the date of this report. The projections and estimated financial results are based on estimates and assumptions that are inherently uncertain and, though considered reasonable by us, are subject to significant business, economic, and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly lower than projected. We do not intend to update the projections. The inherent uncertainties in results increase materially for years closer to the end of the projected period. Neither we nor any other person or entity assumes any responsibility for the accuracy or validity of the projections.

OUR COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Our common stock has historically been sporadically or "thinly-traded" on the Over the Counter Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. As of June 4 , 2008, our average trading volume per day for the past three months was approximately 1,207 shares a day with a high of approximately 100,050 shares traded and a low of no shares traded. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

THE MARKET PRICE FOR OUR COMMON STOCK IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF NET REVENUES WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In fact, during the period from April 18, 2006 until April 23, 2008, the high and low sale prices of a share of our common stock were $1.01 and $0.08, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, the shares of our common stock are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or "risky" investment due to out limited operating history and lack of profits to date, and uncertainty of future market acceptance for our products and services. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investments in the event of negative news of lack of progress, be more incline to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

VOLATILITY IN OUR COMMON STOCK PRICE MAY SUBJECT US TO SECURITIES LITIGATION.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Inasmuch as the current bid and ask price of our common stock is less than $5.00 per share, our shares are classified as "penny stock" under the rules of the SEC. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person's account for transactions in penny stocks; and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must: obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

VOTING CONTROL OF OUR COMMON STOCK IS POSSESSED BY BETTY-ANN HARLAND. ADDITIONALLY, THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF GLOBAL EARTH ENERGY THAT MIGHT OTHERWISE RESULT IN YOUR RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR COMMON STOCK.

The voting control of our common stock is in Betty-Ann Harland, our chairman and wife of Sydney A. Harland, our president and chief executive officer. Ms. Harland owns 66,000 shares of our Series A preferred stock, 1,000,000 shares of our Series B preferred stock and 5,000,000 shares of our Common Stock. A holder of shares of our Series A preferred stock is entitled to the number of votes equal to the number of shares of the Series A preferred stock held by such holder multiplied by 200 on all matters submitted to a vote of our stockholders.

A holder of shares of the Series B preferred stock is entitled to the number of votes equal to the number of shares of the Series B preferred stock held by such holder multiplied by 500 on all matters submitted to a vote of our stockholders. Consequently, as of the date of this report, Ms. Harland has the right to vote 518,000,000 shares of our common stock, a number in excess of our currently issued and outstanding shares of common stock. The result of Ms. Harland's voting control is that she has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the company that might otherwise result in your receiving a premium over the market price for your common stock.

THE ELIMINATION OF MONETARY LIABILITY AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR ARTICLES OF INCORPORATION AND THE EXISTENCE OF INDEMNIFICATION RIGHTS TO OUR DIRECTORS, OFFICERS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY GLOBAL EARTH ENERGY AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES.

Our articles of incorporation contain provisions, which eliminate the liability of our directors for monetary damages to us and our stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we maybe unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our stockholders.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF OUR PREFERRED STOCK AND ADDITIONAL SHARES OF OUR COMMON STOCK.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. We have no intention of issuing additional shares of preferred stock at the present time. Any issuance of additional shares of preferred stock could adversely affect the rights of holders of our common stock.

Should we issue additional shares of our common stock at a later time, each investor's ownership interest in our stock would be proportionally reduced. No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

IF  WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM  THE OTC BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL  OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE  SECONDARY  MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock by the selling shareholder; however, we will receive up to $10,000,000 if we draw down the full commitment under the equity line of credit. We will use such proceeds as working capital for general corporate purposes.

SELLING SECURITY HOLDERS

We agreed to register for resale shares of common stock by the selling security holders listed below. The selling security holders may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling security holders, and any participating broker-dealers are "underwriters" within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holders in connection with the sales of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by each of the selling security holders named below and as adjusted to give effect to the sales of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling security holders and we have not independently verified this information. The selling security holders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling security holders have never held any position or office with us, nor are any of the selling security holders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered.

As explained below under "Plan of Distribution," we have agreed with the selling security holders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering
Dutchess Private Equities Fund, Ltd. (2)	4,000,000	4,000,000(2)	0

 (1)  The actual number of shares of common stock offered in this prospectus, and  included  in the registration statement of which this prospectus is a part, includes  such additional number of shares of common stock as may be issued or  issuable  upon  draws  under  the  Dutchess Equity Line.

(2)  Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities  Fund,  Ltd.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND LTD.

On August 24, 2007 we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (the "Investor"). Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase ("Puts") shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date.

The put date shall be the date that the Investor receives a put notice of a draw down by us. During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the Common Stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

We are obligated to file a registration statement with the Securities and Exchange Commission ("SEC") covering 4,000,000 shares of the common stock underlying the Investment Agreement within 15 days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date. We shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the draw downs. The Agreement does not impose any penalties on us for failure to meet either the 15 day or the 90 day obligation; however, we shall endeavor to meet both such deadlines.

PLAN OF DISTRIBUTION

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is traded on the over-the-counter market on the OTC Bulletin Board under the symbol "GEEG." As of June 4 , 2008, our common shares were trading at $0. 25 per share.

The shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

The  distribution  of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales;
-	transactions involving cross or block trades on any securities or market where our common stock is trading;
-	through direct sales to purchasers or sales effected through agents;
-	short sales after this registration statement becomes effective;
-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
-	Privately negotiated transactions;
-	Broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;
-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise); or
-	any combination of the foregoing.

Selling security holders may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling security holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling security holders. The selling security holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling security holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling security holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling security holders.

Notwithstanding anything set forth herein, no NASD member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL PROCEEDINGS

Our former attorney has filed a claim against us  alleging that we owe$77,816 for past legal fees. However, we are disputing his entitlement to that amount on the basis  that we are entitled to an offset for services we performed for his firm and for over billing on his part in an mount  at least equal to his claim.. We intend to vigorously defend against his claim.

We are not engaged in any other litigation, and we are unaware of any claims or complaints that could result in future litigation. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today's business environment as an unfortunate price of conducting business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer's and director's and their respective age's as of June 4 , 2008 are as follows:

NAME	AGE	POSITION	DIRECTOR SINCE
Betty-Ann Harland	55	Chairman	2004
Sydney A. Harland	56	President, Chief Executive Officer and Director	2006
Edmund J. Gorman	60	Chief Financial Officer Secretary and Director	2006
Robert Glassen	59	Director	2006
Arthur N. Kelly	45	Director	2004
Richard Proulx	52	Director	2005
Mark Hollingworth	47	Vice President	N/A

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors. The number of the directors may be fixed from time to time by resolution duly passed by our board. Each director is elected for a period of one year at the annual meeting of our stockholders, and will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office. The directors elect officers annually. Betty-Ann Harland and Sydney A. Harland are married. Otherwise, there are no family relationships among our directors and officers.

We may employ additional management personnel, as our board of directors deems necessary. We have not identified or reached an agreement or understanding with any other individuals to serve in management positions, but do not anticipate any problem in employing qualified staff.

A description of the business experience during the past several years for each of our directors and executive officers is set forth below.

BETTY-ANN  HARLAND

Betty-Ann Harland has 31 years of experience in a variety of senior management positions. Prior to joining our board, she was vice-president of Ameri-can Equipment Sales and Leasing. From 1988 to 1993, she worked in finance, insurance and sales consulting for Decarie Motors, of Montreal, Quebec. From 1994 until 1995, she was a finance and insurance specialist for Addison Bay, of Toronto, Ontario.

SYDNEY  A.  HARLAND

Sydney A. Harland has over 20 years of business experience, primarily in management of new innovative product solutions, in the railway, telecommunications, electrical utilities and mining industries. Mr. Harland is an entrepreneur who ran his own company, Ameri-Can Equipment Sales & Leasing Inc. for almost 20 years - until 2005. Between 1995 and 2000, Mr. Harland also worked on a consulting basis for Ontario Power Generation's technology lab where he was mandated to develop marketing and commercialization plans for OPG's specialized technology and customer service offerings. In 1998 he co-founded ARS Networks and served as chairman, president and chief executive officer on a consulting basis. ARS was a fully reporting publicly traded company that was engaged in the design and development of advanced railway communications and data management systems. He holds two patents and has been elected a member of the Canadian Institute of Marketing and the American Railway Engineering and Maintenance-of-Way Association.

EDMUND  GORMAN

Mr. Gorman has 30 years of progressing experience in corporate finance, organizational development and strategic planning. In 1973 he joined Delloite Touche and in 1978 moved to Morrison Knudsen Corporation in Boise, Idaho, where he worked for almost 20 years in various executive positions, starting with the company as international legal and tax counsel he rose to become senior vice president, chief financial officer and treasurer. In 1995, Mr. Gorman joined American Ecology Corporation of Houston, Texas, a NASDAQ company specializing in nuclear, medical waste hazardous waste disposal, serving first as a chief financial officer and then president and chief operating officer. In 1997, Mr. Gorman founded E.J Gorman & Associates, a financial and legal consulting firm specializing in project financing, company start-ups and organizational development. He holds degrees of Bachelor of Science and Doctor of Jurisprudence from the University of Oregon and a Post Doctorate (L.L.M.) in Law from New York University.

ROBERT GLASSEN

Mr. Glassen served as a member of the Florida House of Representatives Staff, House Natural Resources Committee, Tallahassee, Florida. In 1978 he joined Dames & Moore, Boca Raton, Florida, as a Senior Geologist. In 1985, he joined O.H. Materials Corporation (OHM) as a Regional Manager. In 1990 he joined Steffen, Robertson and Kirsten US, Inc. (a company specializing in environmental and engineering consulting for the mining industry) as executive vice-president and chief operating officer. In 1993 he was recruited by Ogden Environmental where he was a vice president and general manager of their Oak Ridge, Tennessee office. In 1997, he joined SCIENTECH, Inc. where he served as a general manager of Grant Environmental, general manager of the Utility Security Services Division, and vice president, sales and marketing on assignment with Ontario Power Generation's Kinectrics subsidiary. From 2002 to present, he was president of Timberline Ridge Consulting, where he was a consultant to Enertech (a division of Curtiss Wright) identifying opportunities and executing nationwide sales of engineering and technical service to U.S. nuclear power plants. He holds degrees of Bachelor of Arts from Villanova University of Pennsylvania, a Masters degree from the University of Virginia and has completed post graduate studies in geology at Florida State University.

ARTHUR  N.  KELLY

Arthur N. Kelly has 18 years of marketing, sales and management experience and is currently vice president of sales-North America for ELTEK Energy where he is responsible for the development and growth of all ELTEK Energy sales in the U.S and Canadian markets. He attended Concordia University in Montreal where he earned his bachelor of business administration degree. Mr. Kelly held various sales and management positions with Marconi Communications from 1988 to 2001 where he was responsible for sales of power generation and communication supplies to major North American communications companies. Mr. Kelly was a sales a manager for S.N.P Associates in France from 1986 to 1988 and also district sales manager for Pylon Electronics in Montreal, Quebec from 1985 to 1986.

RICHARD  PROULX

Richard Proulx has a background in marketing and sales and presently is director of sales of Cash Acme, Canada, a division of Reliance Manufacturing, a world-wide Australian based specialty water valve manufacturer supplying its products to the commercial and residential building industry. Prior to joining Cash Acme, Canada, Mr. Proulx was North American sales manager for Reliance Manufacturing's product launch and North American distribution network. From 1998 to 2002, he was general sales manager of IIG Specialties responsible for introducing new industrial products to the North American market and managing U.S and Canadian sales operations for existing product lines. From 1985 to 1997, Mr. Proulx was president and founder of Terval Sales and Services, a plumbing and heating manufacturer's sales agency in Toronto. He received his C.E.T. in mechanical building sciences from St. Laurent College in 1974 and his diplomas in business administration from Vanier College in 1976.

MARK  HOLLINGWORTH

Mark Hollingworth is the founder of 5i Strategic Affairs, a management consulting firm specializing in leading and facilitating the strategic planning and implementation process for blue chip and promising start up companies. Recent clients have included the Government of Canada, Hydro-Quebec, Ivaco Inc, Kruger Inc, McGill University, Option Consommateurs, Setym International, and many other smaller companies and start-ups. Mr. Hollingsworth also lectures at McGill University where he teaches Strategic Management/Leadership, Technological Entrepreneurship and Technology Impact Assessment in several different faculties. He is the author of the book "Growing People, Growing Companies" and has also had articles published in the Globe & Mail and the Ivey Business Journal.

COMPENSATION COMMITTEE

Our board of directors has created a compensation  committee which makes  recommendations to the board of directors concerning  salaries and  compensation for our executive  officers and employees.  The members of the committee are Robert Glassen, as chairman, and Richard Proulx. We have adopted a charter for the compensation committee.

AUDIT COMMITTEE

Our board of directors has created an audit committee which is directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by us (including resolution of disagreements between our management and the auditor regarding financial disclosure) for the purpose of preparing or issuing an audit report or related work. The audit committee also reviews and evaluates our internal control functions. The members of the committee are Arthur Kelly, as chairman, and Richard Proulx. We have adopted a charter for the audit committee.

Audit committee members shall meet the requirements of the National Association of Securities Dealers and the criteria set forth below. The audit committee shall be comprised of two or more directors as determined by the board of directors, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his independent judgment. All members of the audit committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the audit committee shall have accounting or related financial management expertise.

Specifically, the audit committee:

-
Review and reassess the adequacy of its charter at least annually. Submit the charter to the board of directors for approval and have the document published at least every three years in accordance with the Securities and Exchange Commission regulations.

-
Review our annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

-
In consultation with the management and the independent auditors, consider the integrity of our financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses including the status of previous recommendations.

-
The independent auditors are ultimately accountable to the audit committee and the board of directors. The audit committee shall review the independence and performance of the auditors and annually recommend to the board of directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

-	Approve the fees and other significant compensation to be paid to the independent auditors.

-	On an annual basis, the audit committee should review and discuss with the independent auditors all significant relationships they have with us that could impair the auditors' independence.

-	Review the independent auditors' audit plan, and discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

-
Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with the American Institute of Certified Public Accountants Statement of Auditing Standards No. 61.

-	Consider the independent auditors' judgment about the quality and appropriateness of our accounting principles as applied in its financial reporting.

The  members  of  the  audit  committee  are  independent  as defined under Rule 4200(a)(15)  of  the  NASD's  listing  standards.

Our board of directors has determined that Mr. Kelly is a financial expert. In addition, Mr. Kelly is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934. In order to be considered to be independent, a member of an audit committee of a listed issuer that is not an investment company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee:

-
Accept directly or indirectly any consulting, advisory, or other compensatory fee from the issuer or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the listed issuer (provided that such compensation is not contingent in any way on continued service); or

-	Be an affiliated person of the issuer or any subsidiary thereof.

As defined by the Exchange Act, an audit committee financial expert means a person who has the following attributes:

-	An understanding of generally accepted accounting principles and financial statements;

-	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

-
Experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

-	An understanding of internal controls and procedures for financial reporting; and

-	An understanding of audit committee functions.

Mr. Kelly has acquired the status of financial expert through experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, and overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the United States Securities and Exchange Commission. Such persons are also required to furnish us with copies of all forms so filed. Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that as of the date of this report, our executive officers, directors and greater than 10 percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

CODE OF ETHICS

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; Compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and accountability for adherence to the code.

CODE OF ETHICS FOR SENIOR EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

In  addition  to  the  Code of Business Conduct and Ethics of the Company  that  apply to all employees and directors of the Company, the CEO  and  all  financial officers, including the principal financial officer and the  principal  accounting  officer,  are bound by the provisions set out below. Collectively the Officers of the Company to whom this Code of Ethics applies are called  "the  Officers".

1.
The Officers are responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by the Company with the SEC or disclosed to shareholders and/or the public.

2.
Therefore, the Officers shall immediately bring to the attention of the Audit Committee, [or Disclosure Compliance Officer], any material information of which the employee becomes aware that affects the disclosures made by the Company in its public filings and assist the Audit Committee [or Disclosure Compliance Officer] in fulfilling its responsibilities for full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed with the SEC.

3.	Each of the Officers shall immediately bring to the attention of the Audit Committee [or Disclosure Compliance Officer] any information he may have concerning:

(a)
defects, deficiencies, or discrepancies related to the design or operation of internal controls which may affect the Company's ability to accurately record, process, summarize, report and disclose its financial data or

	(b)	any fraud, whether or not material, that involves management or other employees who have influential roles in the Company's financial reporting, disclosures or internal controls.

4.
The Officers shall promptly notify the Company's General Counsel, or the CEO as well as the Audit Committee of any information he or she may have concerning any violation of the Company's Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

5.
The Officers shall immediately bring to the attention of the General Counsel or the CEO and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulation applicable to the Company and the operation of its business, by the Company or any agent of the Company.

6.
The Board of Directors shall determine, or designate appropriate persons to determine, the appropriate actions to be taken in the event of a reported violation of the Code of Ethics. The actions taken shall be designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics. Such action may include a written notice to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension without pay or benefits (as determined by the Board) and termination of employment. In determining what action should be taken, the Board, or its designee, shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question has committed other violations in the past.

We will provide to any person without charge, upon request, a copy of our code of ethics. Any such request should be directed to our corporate secretary at 534 Delaware Avenue, Suite 412, Buffalo, New York 14202, telephone (716) 332 7150.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of all shares of our common stock by:

–	Each person who owns beneficially more than five percent of the outstanding shares of our common stock;

–	Each person who owns beneficially outstanding shares of our preferred stock;

–	Each director;

–	Each named executive officer; and

–	All directors and officers as a group.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)		Shares of Preferred Stock Beneficially Owned (2)
	Number	Percent	Number	Percent
Betty-Ann Harland (3) (5) (6)	5,000,000	-25-	1,000,000	100
Betty-Ann Harland (4) (5) (6)	-0-	-0-	66,000	66
Sydney A. Harland (5)	-0-	-0-	-0-	-0-
Edmund Gorman	-0-	-0-	-0-	-0-
Robert Glassen	-0-	-0-	-0-	-0-
Arthur N. Kelly	-0-	-0-	-0-	-0-
Richard Proulx	-0-	-0-	-0-	-0-
Mark Hollingworth	-0-	-0-	-0-	-0-
All officers and directors as a group (seven persons)	5,000,000	25	1,066,000

(1)
Unless otherwise indicated, the address for each of these stockholders is c/o Global Earth Energy, Inc., 534 Delaware Avenue, Suite 412, Buffalo, New York 14202.  Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to our shares of common stock which he beneficially owns.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  As of the date of this report, there were issued and outstanding 20,191,637 shares of our common stock, 66,000 shares of our Series A preferred stock, 1,000,000 shares of our Series B preferred Stock and -0- of our Series C preferred stock and -0- of our Series D preferred stock.

(3)	Series B preferred stock.

(4)	Series A preferred stock.

(5)	Mr. Harland and Ms. Harland are married.

(6)
Betty-Ann Harland is chairman of our board of directors.  She holds 5,000,000 shares of our common stock, 66,000 shares of our Series A preferred stock and 1,000,000 shares of our Series B preferred stock, the ownership of which gives her the power to vote 513,000,000 shares of our common stock, which number exceeds the majority of the issued and outstanding shares of the common stock on the date of this report.

Other as stated above:

–	There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company; and

–	There are no arrangements or understandings among members of both the former and the new control groups and their associates with respect to election of directors or other matters.

CONVERSION OF PREFERRED SHARES TO COMMON STOCK

During the period ended, Betty-Ann Harland converted 25,000 shares of Class A Preferred Stock into 5,000,000 Shares of Common Stock. Additionally, other stockholders of the Company also converted 9,000 shares of Class A Preferred Stock into 1,800,000 Shares Common Stock during the period ended. In connection with the cancelled Wataire license agreement, Mrs. Harland was re-issued 25,000 Class A Preferred Stock on March 7, 2007.

DESCRIPTION OF SECURITIES

COMMON  STOCK

On December 9, 2004, the Company amended the articles of incorporation to increase the authorized shares of common stock from 50,000,000 to 800,000,000 and authorized up to 100,000,000 shares of all classes of Preferred Stock.

PREFERRED  STOCK

On December 9, 2004, the Company established a series of Preferred Stock, Class A, $0.001 Par Value. The Company is authorized to issue 1,000,000 shares of Preferred Stock, Class A, with each share carrying 200 to 1 voting rights and convertible into common stock on a 200 for 1 basis.

In April 2005, the Company established a series of Preferred Stock, Class B, $0.001 Par Value. The Company is authorized to issue 5,000,000 shares with each share carrying 500 to 1 voting rights and not convertible into common stock.

Preferred Stock, Class C, $0.001 Par Value. The Company is authorized to issue 15,000,000 shares with each share carrying 1 to 1 voting rights and convertible into common stock on a 1 for 1 basis.

In May 2006, the Company established a series of Preferred Stock, Class D, $0.001 Par Value. The Company is authorized to issue 13,000,000 shares with each share carrying 3 to 1 voting rights and convertible into common stock on a 3 for 1 basis.

REGULATION  S  SHARES

On January 26, 2007, the Company issued a press release announcing that they had launched a $5,000,000 equity offering on the Berlin Stock Exchange. The company offered for sale 10,000,000 shares at a price of $0.50 per share which would have yielded $5,000,000 if it had been fully subscribed. This offering was on a best effort basis. As of May 31, 2007, 5,258,789 shares had been sold and 1,800,000 shares issued in exchange for financial services rendered. Net proceeds from the sale of stock were $518,788.

INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Rotenberg & Co., LLP to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

DESCRIPTION OF BUSINESS

On February 2, 2008 we changed our name to Global Earth Energy, Inc. We were formerly known as Global Wataire, Inc. a Nevada Corporation. Prior to being known as Global Wataire, Inc., we were known as International Development Corp. Moreover, International Development Corp. was formerly known as Ozolutions, Inc., a Delaware corporation. We changed our name from Ozolutions, Inc. to International Development Corp. and our state of domicile on December 9, 2004.

On  February 2,  2008,  the  Board  of  Directors decided that the Company name should be changed to Global Earth Energy, Inc. to reflect the change of the Company's core business  and the Companies direction.

Bio-Diesel

Biodiesel is an alternative fuel produced from agricultural products that can be used in a blend with petrodiesel to reduce vehicle emissions or, with some minor engine modifications, used as a stand-alone fuel.

The  emphasis  on  biodiesel  as an alternative to fossil fuels is driven by two primary  goals.

-	Reduce dependence on imported oil, thereby improving national fuel security.

-
Reduce emissions of greenhouse gases that contribute to global warming and the resulting negative impact on the environment. It is intended that this plant will be the first in series of investments in the biodiesel production industry.

After initial interest in biodiesel resulting from sharp increases in petroleum prices in the 1970s, biodiesel's higher cost delayed large-scale adoption until recent years. As petroleum prices have increased significantly in the past five years, the price differential has narrowed. At the same time significant advances in biodiesel manufacturing technology have significantly reduced the cost of production. The convergence of the narrowed cost differential, concerns over dependence on imported oil, federal mandates to reduce greenhouse gas emissions, and federal and state government incentives for producers and users has resulted in renewed interest in-and an exponential increase in demand for--biodiesel.

In 2005, 40 billion gallons of diesel fuel was consumed in the United States, of which only 7.5 million was biodiesel, representing 0.1875% of the total. Since most diesel vehicles can utilize 20 percent biodiesel with no modifications, the potential market for diesel burning vehicles would be 8 billion gallons annually or 107 times the amount of biodiesel consumed two years ago.

We intend to establish our biodiesel business in North Carolina. To better understand this new emerging industry the Company commissioned a feasibility study. The study investigated the feasibility of a pilot biodiesel production facility on the Cape Fear River near Wilmington, North Carolina with an initial annual production capacity of one million gallons.  The study focused on local and regional markets and feedstock sources, as well as the overall factors currently affecting supply and demand in the U.S. biodiesel industry. Based on our feasibility study we believe North Carolina is a very favorable location to invest in the biodiesel business.

North Carolina has a firm commitment to increasing the use of biodiesel produced in the state.  In April 2007, the state issued a report entitled “North Carolina’s Strategic Plan for Biofuels Leadership” which describes North Carolina’s commitment to providing feedstock for biofuels. The report calls for various institutional parties, public and private, to work together with the shared goal of making North Carolina a leader among Mid-Atlantic and Southern states in the biofuels industry. According to the report, few states can study, adapt, and grow as many possible sources for biodiesel production as North Carolina.  Canola, switchgrass, hulless barley, coastal Bermuda grass, industrial sweet potatoes, and miscanthus are among possibilities, along with animal waste, algae, and forest-based resources. In conclusion, the report calls for various institutional parties, public and private, to work together with the shared goal of making North Carolina a leader among Mid-Atlantic and Southern states in the biofuels industry.

School buses

There are 13,000 school buses in North Carolina, which drive 800,000 miles daily.  At 7.4 MPG, these buses would consume 106,700 gallons of gas each school day.  North Carolina has 117 dependent school systems; seventeen are systems that administer schools in and around municipalities and 100 are county administered school systems.

While a few districts have begun to acquire compressed natural gas (CNG) burning buses, these are expensive and replacing the entire fleet would require approximately 15 years.  In contrast, converting to a biodiesel blend would require only that the fuel filters be checked and likely changed after the first tank of biodiesel to rid the filters of the sludge from the petrodiesel which biodiesel will clean from the tanks and deposit in the filters.

Some districts have already converted to a biodiesel blend for all buses, including Durham.  Durham Public School District has received national recognition for converting their entire 332 school bus fleet to a biodiesel blend.  The district buses consumed over 550,000 gallons of biodiesel in 2005.

Triangle Clean Cities Coalition has provided assistance in the form of grants for  some districts that have converted to a biodiesel blend to help cover the cost differential between petro-diesel and biodiesel, however Tobin Freid with the coalition noted that the cost differential was down to only about 4 cents per gallon as of August, 2007.   With rising costs of petro-diesel, along with pressure from the state to convert to alternative fuels, more school districts can be expected to convert to B20 for their fleets.

Current Biodiesel Production Capacity

According to the National Biodiesel Board (NBB) on January 28, 2008, there were 171 companies with manufacturing plants that were actively marketing biodiesel.  The annual maximum production capacity of those plants were 2.24 billion gallons per year.  This capacity does not reflect actual gallons produced, as most do not produce at their maximum possible production capacity.

At that time, there were sixty companies reporting to the NBB that they had plants under construction and were expected to be operational in 12 to 18 months.  The total maximum potential capacity of those plants under construction would total 1.23 billion gallons of biodiesel per year. Combining the existing and plants under construction reported by NBB, the maximum capacity of those 231 plants would be 3.47 billion gallons.

Status of Operations

In keeping with our business strategy, we entered into a non-binding letter of intent with NexGen Bio Energy, LLC.,(NexGen) of Marion, Ohio with respect to a proposed transaction in which we were to purchase from NexGen a 4 million gallon per year, automated, continuous flow, programmable logic controlled, biodiesel production machine designed by Biodiesel Technologies, Inc. and manufactured by Total Energy Resources, Inc, both of Tulsa, OK. After additional investigation we deemed more advantageous to for our shareholders to acquire a biodiesel production machine directly form the manufacturer.

Over the last six months we have investigated biodiesel equipment manufacturers and we have selected a vender Imerjent LLC.  Additionally, we have been in discussion’s with American Distillation Inc.located near Wilmington, North Carolina. American Distillation operates a chemical plant, laboratory and has a biodiesel production permit. We intend to enter into an agreement with this company to operate our pilot plant at their location.  However, we have not entered into any agreements with American Distillation as yet and will not until after this registration statement is effective and the Company can draw down upon the Investment Agreement it entered into on August 24, 2007.

EMPLOYEES

Currently, we have three employees. As we grow, we will need to attract an unknown number of additional qualified employees. Although we have experienced no work stoppages and believe our relationships with our employees are good, we could be unsuccessful in attracting and retaining the persons needed. None of our employees are currently represented by a labor union.

We presently maintain our principal offices at 534 Delaware Avenue, Suite 412 Buffalo, New York 14202. Our phone number is (716) 332-7150.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

FORWARD-LOOKING INFORMATION

Much of the discussion in this Item is "forward looking." Actual operations and results may materially differ from present plans and projections due to changes in economic conditions, new business opportunities, changed business conditions, and other developments. Other factors that could cause results to differ materially are described in our filings with the Securities and Exchange Commission.

The following are factors that could cause actual results or events to differ materially from those anticipated, and include, but are not limited to general economic, financial and business conditions, changes in and compliance with governmental laws and regulations, including various state and federal environmental regulations, our ability to obtain additional financing from outside investors and/or bank and mezzanine lenders; and our ability to generate sufficient revenues to cover operating losses and position us to achieve positive cash flow.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Report to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of its public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes contained.

RESULTS OF OPERATIONS

SIX MONTHS ENDED FEBRUARY 29, 2008 COMPARED TO THE SIX MONTHS ENDED FEBRUARY 28, 2007.

COMPARISON OF CONSOLIDATED RESULTS OF OPERATION.

For the six months ended February 29, 2008 and 2007 the company had no sales. Net loss for the six months ended February 29, 2008 was $424,109 compared to the net loss of $226,880 for the six months ended February 28, 2007.

Expenses have increased by $197,229 for the first six months of our current fiscal year from $226,880 for the six months ended February 28, 2007 to $424,109 for the six months ended February 29, 2008. The increase can be attributed to an increase in consulting fees of $190,000, and a decrease in general and administrative expenses of $5,298. An increase in interest expense of $12,527 is due to the company having no revenues.

LIQUIDITY AND CAPITAL RESOURCES

Our operations generated no cash for the six months ended February 28, 2008. All payments of expenses or accounts payable were paid by our Directors on behalf of the Company as we have no means to derive cash flow.

We estimate our business operational expenses during the next 12 month will be approximately $2,500,000.

As discussed by our accountants in the unaudited financial statements included in Item 1 of Part I of this Quarterly Report on Form 10-QSB, our revenues are currently insufficient to cover our costs and expenses.

Directors and shareholders continue to provide us the funds needed to continue our development and operations. To the extent our revenue shortfall exceeds the willingness and ability of our directors and shareholders and the selling of our shares to continue providing us the funds needed, we anticipate raising any necessary capital from outside investors coupled with bank or mezzanine lenders. As of the date of this report, we have entered into an agreement with Dutchess Private Equities Fund LTD.

We anticipate that our current financing strategy of equity offerings and private debt will meet our anticipated objectives and business operations for the next 12 months. Subject to our ability to obtain adequate financing at the applicable time, we may enter into definitive agreements on one or more of those opportunities.

RECENT DEVELOPMENTS

Recent developments are as follows:

The Company continues to pursue its new business strategy of providing advisory and transactional services to help high potential emerging companies develop and implement the strategies they need to obtain the capital required to be successful. We would expect to derive revenue from consulting and transactional fees charged our clients and outside investors.

In keeping with our business strategy, we initially entered into a non-binding letter of intent with NexGen Bio Energy, LLC, (NexGen) of Marion, Ohio with respect to a proposed transaction in which we were to purchase from NexGen a 4 million gallon per year, biodiesel machine. After additional investigation we deemed it more advantageous  for the company and our shareholders to terminate the letter of intent.  Over the last six months we have investigated biodiesel equipment manufacturers and we have selected a suitable vender Imerjent LLC.  Additionally, we have been in discussion’s with American Distillation Inc. located near Wilmington, North Carolina. American Distillation operates a chemical plant, laboratory and has a biodiesel production permit. We intend to enter into an agreement with this company to operate our pilot plant at their location.  However, we have not entered into any agreements with American Distillation as yet and will not until after this registration statement is effective and the Company can draw down upon the Investment Agreement it entered into on August 24, 2007.

We changed the company name to Global Earth Energy Inc. with the intend to become a expert leader in this new industry and establish a biofuel business in North Carolina. To better understand this new emerging industry the Company commissioned a feasibility study. The study investigated the feasibility of a pilot biodiesel production facility on the Cape Fear River near Wilmington, North Carolina with an initial annual production capacity of one million gallons.  The study focused on local and regional markets and feedstock sources, as well as the overall factors currently affecting supply and demand in the U.S. biofuel industry. Based on our feasibility study we believe North Carolina is a very favorable location to invest in the biofuel business. North Carolina has a firm commitment to increasing the use of biodiesel produced in the state.  In April 2007, the state issued a report entitled “North Carolina’s Strategic Plan for Biofuels Leadership” which describes North Carolina’s commitment to providing feedstock for biofuels. The report calls for various institutional parties, public and private, to work together with the shared goal of making North Carolina a leader among Mid-Atlantic and Southern states in the biofuels industry. According to the report, few states can study, adapt, and grow as many possible sources for biodiesel production as North Carolina.  Canola, switchgrass, hulless barley, coastal Bermuda grass, industrial sweet potatoes, and miscanthus are among possibilities, along with animal waste, algae, and forest-based resources. In conclusion, the report calls for various institutional parties, public and private, to work together with the shared goal of making North Carolina a leader among Mid-Atlantic and Southern states in the biofuels industry.

OFF-BALANCE  SHEET  ARRANGEMENT

None.

COMPARISON OF CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED AUGUST 31, 2007 AND AUGUST 31, 2006

Revenues for both of the years ended August 31, 2007 and 2006, were $61,750 and $0, respectively. Cost of goods sold was $0 for both years ending August 31, 2007 and 2006. Gross profit was $61,750 and $0 for fiscal 2007 and 2006, respectively.

The net loss for the year ended August 31, 2007 was ($1,407,124) compared to a net loss of ($263,996) for the year ended August 31, 2006. Expenses for the year ended August 31, 2007 increased by $1,010,136 over the year ended August 31, 2006. Increases in consulting expenses of $220,000, general and administrative costs of $334,515, compensation expenses of $389,953 and bad debt expenses of $50,000 can be directly attributable to the increase in costs incurred by the company. Interest expense for the year ended August 31, 2007 increased $15,668 over fiscal 2006 as a result of the increase in the outstanding balances owing to directors and a stockholder.

For  the years ended August 31, 2007 loss from operations was ($1,407,124) as compared  to  ($458,738) for  the year ended August 31, 2006.

LIQUIDITY  AND  CAPITAL  RESOURCES

COMPARISON FOR THE FISCAL YEARS ENDED AUGUST 31, 2007 AND AUGUST 31, 2006

Our operations used approximately $529,277 in cash during the year ended August 31, 2007. Cash required during the year ended August 31, 2007 came principally from the proceeds from the issuance of Regulation S Shares for $947,927.

In pursuing our marketing and sale of our products under our new business plan, we estimate our operational expenses during the next 12 months will be approximately $2,500,000.

As discussed by our accountants in the audited financial statements included in this report, our revenues are currently insufficient to cover our costs and expenses and our lack of sources of revenue raise substantial doubts about our ability to continue as a going concern.

Pursuant to this report, we are attempting to raise additional capital. In addition, certain of our directors and stockholders may continue to provide us with the funds needed to continue our development and operations. To the extent our revenue shortfall exceeds our capital raising efforts and the willingness and ability of our directors and stockholders to continue providing the Company the funds needed, we anticipate raising any necessary capital from other outside investors coupled with bank or mezzanine lenders. As of the date of this report, we have not entered into any negotiations with any third parties to provide such capital.

We anticipate that our current financing strategy of private debt and equity offerings will meet our anticipated objectives and business operations for the next 12 months. Subject to our ability to obtain adequate financing at the applicable time, we may enter into definitive agreements on one or more of those opportunities.

APPLICATION  OF  CRITICAL  ACCOUNTING  POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. Critical accounting policies include revenue recognition and impairment of long-lived assets.

We recognize revenue in accordance with Staff Accounting Bulletin No.101, "Revenue Recognition in Financial Statements." Sales are recorded when products are shipped to customers. Provisions for discounts and rebates to customers, estimated returns and allowances and other adjustments are provided for in the same period the related sales are recorded.

We evaluate our long-lived assets for financial impairment on a regular basis in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated discounted future cash flows associated with them. At the time such evaluations indicate that the future discounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

STOCK-BASED  COMPENSATION

In December 2002, the FASB issued SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement amends SFAS No. 123 - "Accounting for Stock-Based Compensation," providing alternative methods of voluntarily transitioning to the fair market value based method of accounting for stock based employee compensation. FAS 148 also requires disclosure of the method used to account for stock-based employee compensation and the effect of the method in both the annual and interim financial statements. The provisions of this statement related to transition methods are effective for fiscal years ending after December 15, 2002, while provisions related to disclosure requirements are effective in financial reports for interim periods beginning after December 31, 2002.

We elected to continue to account for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under the provisions of APB No. 25, compensation expense is measured at the grant date for the difference between the fair value of the stock and the exercise price.

CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), as of Arpil 4, 2008. Based on this evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's rules and forms and that our disclosure and controls are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure

Changes in internal controls

There were no changes (including corrective actions with regard to significant deficiencies or material weaknesses) in our internal controls over financial reporting that occurred during the year ended August 31, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

DESCRIPTION OF PROPERTY

Our corporate office is located at 534 Delaware Avenue, Suite 412, Buffalo, New York 14202, which we rent at the rate of $250.00 per month. In addition, we use approximately 400 square feet of office space at 5050 DeSorel, Suite 110 Montreal, Quebec, Canada H4P 1G5. We believe that all of our facilities are adequate for at least the next 12 months. We expect that we could locate other suitable facilities at comparable rates, should we need more space.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

On September 23, 2004, Betty-Ann Harland acquired 15,000,000 shares of our common stock, which represented 30.51 percent (30.51%) of our issued and outstanding common stock. Ms. Harland paid the sum of $25,000 for the shares. In January 2005, the 15,000,000 common shares were exchanged for 1,000,000 shares of our Series A preferred stock. In July 2005, our board of directors approved the surrendering and cancellation of 900,000 shares of Series A preferred stock held by Ms. Harland. In July, 2005, our board authorized the issuance of 1,000,000 shares of Series B preferred stock to Ms. Harland in consideration of $1,000 and the surrender of 900,000 shares of our Series A preferred stock.

On January 11, 2006, we executed and closed an Asset Sale Agreement with Max Weissengruber, our president, chief operations officer and a director, and D. Brian Robertson, our chief financial officer, with respect to the purchase of certain assets of Freshwater Technologies, Inc., our wholly-owned subsidiary. Our board of directors approved of the sale to Messrs. Weissengruber and Robertson on September 29, 2005, and as modified, on January 6, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since March 10, 2008, following the change in our corporate name from Global Wataire, Inc. to Global Earth Energy, Inc., our common stock has been quoted on the OTC Bulletin Board under the symbol “GEEG.OB.” From April 17, 2006, following the change in our corporate name from International Development Corp. to Global Wataire, Inc., until March 10, 2008, our common stock was quoted on the OTC Bulletin Board under the symbol "GWTE.OB." Beginning in July 2001, until December 9, 2004, our symbol was "OZLU.OB." When we changed our corporate name from Ozolutions, Inc. to International Development Corp. on December 9, 2004, our symbol changed to "IDVL.OB." The following table sets forth, for the fiscal quarters indicated, the high and low bid prices. These quotations reflect the closing inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions. In reviewing the quotations, you should take into account that our common stock was the subject of a one for 1,000 reverse split on April 14, 2006. See "Description of Business." The effect of the reverse split was that our shares following the reverse split on April 14, 2006 are quoted at a price, which should be higher than that which obtained before the reverse split.

There is no trading market for the shares of our preferred stock and we have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the Discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the board deem relevant.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by the named executive officers (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and our subsidiaries for the fiscal years ended August 31, 2007, 2006 and 2005.

Summary Compensation Table

Name and Principle Position	Year	Annual Compensation			Long Term Compensation
		Salary	Bonus	Other Annual Compensation	Awards		Payouts
					Restricted Stock Award(s) (US$)	Securities Underlying Options/SARs (#)	LTIP Payouts (US$)

Sydney Harland	2007	0	0	$334,333	0	500,000	0
Chief Executive	2006	0	0	0	0	0	0
Officer	2005	N/A	N/A	N/A	N/A	N/A	N/A
and Director

Betty Harland (1)	2007	0	0	$237,000	0	500,000	0
and Director	2006	0	0	$232,000	0	0	0
	2005	0	0	$251,667	0	0	0

Edmund Gorman	2007	N/A	N/A	$63,000	N/A	N/A	N/A
Chief Financial	2006	N/A	N/A	N/A	N/A	N/A	N/A
Officer	2005	N/A	N/A	N/A	N/A	N/A	N/A

Mark Hollingworth	2007	0	0	0	0	0	0
Vice President

(1)	Ms. Harland’s employment contract commenced on October 1, 2004.

(2)	Mr. Robertson and Mr. Weissengruber’s contracts were terminated in 2006.

We have no long-term incentive compensation plans for our executive officers and employees.  In addition, we do not award stock appreciation rights or long term incentive plan pay-outs

On  August 23, 2007 the Company entered in employment contracts with Messrs Harland and Gorman

OPTIONS GRANTED TO EMPLOYEES IN FISCAL 2006

No stock options were granted to executive employees during fiscal year ended August 31, 2006.

COMPENSATION OF DIRECTORS

In the fiscal year ended August 31, 2006, we paid no compensation to our directors for their services as directors. On the 25th of June 2007 the Company granted options to acquire 500,000 shares of the Company's common stock to each member of the Board of Directors at the prevailing quoted price on the Over the Counter Big Board as of the date.

EMPLOYMENT AGREEMENTS

On October 1, 2004, we executed an agreement with Ms. Harland whereby she would perform various consulting services to us for a period of five years commencing on October 1, 2004. We agreed to pay Ms. Harland the sum of $220,000 annually, at the rate of $18,333.33 monthly. Our board of directors will review this fee from time to time.

In addition, Ms. Harland was granted a $50,000 signing bonus and is entitled to a bonus of up to 50 percent of her annual compensation if and when granted by our board of directors subject to the achievement of annual performance criteria as approved by the board. Ms. Harland's duties include (i) execution of our business plan and implementing controls and procedures to ensure structured growth; (ii) identification and performance of due diligence of potential merger and acquisitions targets for our board of directors to review; (iii) developing customer relations and awareness; (iv) developing and maintaining government public relations; and (v) any other duties as determined by our board of directors.

On August 1, 2007 we entered into a management agreement with Edmund J Gorman. Under the terms of the agreement, Mr. Gorman will serve as our Secretary & chief financial officer. The agreement has a two year term expiring August 1, 2009 and pays $150,000 per year. He is entitled to receive $500.00 per month towards his health and dental insurance, subject to an annual review by our board of directors. Mr. Gorman is also entitled to a cash or stock bonus of up to 50% of his annual compensation based on annual performance criteria established annually by our board of Directors. He is also allowed to participate in the company's stock option plan. The Company can terminate this agreement at any time upon the payment of two times Mr. Gorman's then-existing compensation.

On August 1, 2007 we entered into a management agreement with Ameri-can Equipment Sales and Leasing. Under the terms of the agreement, Mr. Harland, president of Ameri-can Equipment Sales and Leasing, will provide employment services as our president and chief executive officer. The agreement has a five year term expiring August 1, 2012 and pays Mr. Harland $220,000 per year plus he is entitled to receive an allowance of $15,000.00 annually for family health and dental benefits subject to an annual review by our board of directors. Mr. Harland is also entitled to a cash bonus of up to 50 percent of his base compensation and he is also entitled to participate in the company's stock option plan based on annual performance criteria established by the board of directors. In addition, Mr. Harland will receive a monthly automobile allowance of $1,000. The Company can terminate this agreement at any time upon the cash payment of two times Mr. Harland's then-existing compensation, plus $1,000,000.

ITEM  23.     CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS

None.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

TABLE OF CONTENTS

FINANCIAL STATEMENTS

Consolidated Balance Sheets at February 29, 2008 (Unaudited) and August 31, 2007	F-1

Consolidated Statements of Operations for the Three and Six Months Ended February 29, 2008 and February 28, 2007 (Unaudited)	F-2

Consolidated Statements of Cash Flows for the Six Months Ended February 29, 2008 and February 28, 2007 (Unaudited)	F-3

Notes to Consolidated Financial Statements	F-4 - F-7

FINANCIAL STATEMENTS FOR THE YEAR ENDING AUGUST 31, 2007:

Report of Independent Registered Public Accounting Firm	F-8

Consolidated Balance Sheets as of August 31, 2007 and August 31, 2006	F-9

Consolidated Statements of Changes in Stockholders' Equity (Deficiency) for the years ended August 31, 2007 and 2006	F-10

Consolidated Statements of Operations for the years ended August 31, 2007 and 2006	F-11

Consolidated Statements of Cash Flows for the years ended August 31, 2007 and 2006	F-12- F-13

Notes to Consolidated Financial Statements	F-14 - F-21

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 29,	August 31,
	2008	2007

ASSETS
Current Assets
Cash and Cash Equivalents	$15,748	$197,593

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$27,060	$21,861
Accrued Expenses	29,450	35,829
Accrued Compensation - Directors	638,830	511,833
Due to Directors	281,690	319,224

Total Liabilities	977,030	888,747

Stockholders' Deficit
Common Stock : $.001 Par; 800,000,000 Shares Authorized;
26,462,569 and 23,191,637 Issued, and 23,462,569 and 20,191,637 Outstanding, respectively	26,463	20,191

Common Stock, Class B: $.001 Par; 50,000,000 Shares
Authorized; -0- Issued and Outstanding	—	—

Preferred Stock, Class A: $.001 Par; 1,000,000 Shares Authorized;
66,000 and 100,000 Issued and Outstanding, respectively	66	66
Preferred Stock, Class B: $.001 Par; 5,000,000 Shares Authorized;
1,000,000 Issued and Outstanding	1,000	1,000
Preferred Stock, Class C: $.001 Par; 15,000,000 Shares
Authorized; -0- Issued and Outstanding	—	—
Preferred Stock, Class D: $.001 Par; 13,000,000 Shares
Authorized; -0- Issued and Outstanding	—	—

Additional Paid-In Capital	4,251,340	4,103,631
Accumulated Deficit	(5,237,151)	(4,813,042)
Treasury Stock – 3,000,000 Shares at $.001 Par	(3,000)	(3,000)

Total Stockholders' Deficit	(961,282)	(691,154)

Total Liabilities and Stockholders' Deficit	$15,748	$197,593

The accompanying notes are an integral part of these financial statements.

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Revenues, Net	$—	$—	$—	$—

Cost of Goods Sold	—	—	—	—

Gross Profit	—	—	—	—

Expenses
Consulting Fees	147,500	55,000	300,000	110,000
General and Administrative	30,963	58,834	87,812	93,110
Interest Expense	18,434	12,250	36,297	23,770

Total Expenses	196,897	126,084	424,109	226,880

Loss from Operations Before
Provision for Taxes	(196,897)	(126,084)	(424,109)	(226,880)

Provision for Taxes	—	—	—	—

Net Loss for the Period	$(196,897)	$(126,084)	$(424,109)	$(226,880)

Weighted Average Number of
Common Shares Outstanding -
Basic	23,448,791	6,224,470	22,995,087	3,338,078
Diluted	26,448,791	6,224,470	25,995,087	3,338,078
Net Loss Per Common Share -
Basic	$(0.01)	$(0.02)	$(0.02)	$(0.07)
Diluted	$(0.01)	$(0.02)	$(0.02)	$(0.07)

The accompanying notes are an integral part of these financial statements.

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Six Months Ended February 29 and February 28,	2008	2007

Cash Flows from Operating Activities

Net Loss	$(424,109)	$(226,880)

Non-Cash Adjustments:
Interest on Directors/Stockholder Loans	36,297	23,770

Changes in Assets and Liabilities:
Accounts Payable	5,199	(3,479)
Accrued Expenses	(6,379)	(10,675)
Accrued Compensation - Directors	126,997	––

Net Cash Flows from Operating Activities	(261,995)	(217,264)

Cash Flows from Investing Activities
Loan Advance	––	(50,000)

Cash Flows from Financing Activities
Cash Proceeds from Issuance of Regulation S Shares	153,982	203,552
Advances from (Repayment to)Directors - Net	(73,832)	66,802

Net Cash Flows from Financing Activities	80,150	270,354

Net Change in Cash and Cash Equivalents	(181,845)	3,090

Cash and Cash Equivalents - Beginning of Period	197,593	—

Cash and Cash Equivalents - End of Period	$15,748	$3,090

Supplemental Disclosures
Interest Paid	$—	$—
Income Taxes Paid	$—	$—

The accompanying notes are an integral part of these financial statements.

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A –	Basis of Presentation

The condensed consolidated financial statements of Global Earth Energy, Inc. (the “Company”) included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.  These condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company’s registration statement on Form 10-KSB, and other reports filed with the SEC.

The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented.  The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole.  Certain information that is not required for interim financial reporting purposes has been omitted.

The Company has changed its primary business objective from advisory services to the biodiesel production industry.  Consequently, the Company changed their name on February 5, 2008 to Global Earth Energy, Inc.

Principles of Consolidation

The consolidated financial statements include the accounts of Global Earth Energy, Inc., and its wholly owned subsidiary, Knightbridge Corp. (the “Company”).  All significant intercompany balances have been eliminated in consolidation.

Reclassifications

Certain amounts in the prior year consolidated financial statements have been reclassified to conform with current year presentation.  The reclassifications made to the prior year have no impact on the net income (loss), or overall presentation of the consolidated financial statements.

NOTE B –	Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported recurring losses from operations.  As a result, there is an accumulated deficit of $5,237,151 at February 29, 2008.

The Company’s continued existence is dependent upon its ability to raise capital or acquire a marketable company.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C –	Recently Issued Accounting Standards

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140” (“SFAS 155”).  SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interest in Securitized Financial Assets.”  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August 31, 2008.  The Company is currently evaluating the impact of SFAS 155 on its consolidated financial instruments.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”).  SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities.  SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical.  SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August 31, 2008.  The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements.  This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.    FIN 48 is effective for fiscal years beginning after December 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August, 2007. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, SEC Staff Accounting Bulletin No. 108 (“SAB 108”) was issued to provide guidance on Quantifying Financial Statement Misstatements. SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. The SAB 108 requires registrants to quantify misstatements using both the balance sheet and income statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is determined to be material, the SAB 108 allows registrants to record that effect as a cumulative-effect adjustment to beginning-of-year retained earnings. SAB 108 is effective for fiscal years ending after November 15, 2006 and early application is encouraged for any interim period of the first fiscal year ending after that date.  The Company will adopt SAB 108 in August, 2007 and is currently evaluating the impact of adopting SAB 108 on its consolidated financial statements.

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C –	Recently Issued Accounting Standards – continued

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, "Fair Value Measurements”.  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August, 2008.  The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”.  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates.  This Statement applies to all entities, including not-for-profit organizations.  SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August, 2008.  The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August, 2009.  The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”.  SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August, 2009.  The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

GLOBAL EARTH ENERGY, INC.
(FORMERLY KNOWN AS GLOBAL WATAIRE INC.)
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE D – Reorganization/Investment
On July 27, 2006 an Asset Purchase Agreement and Plan of Reorganization was proposed by Global Wataire, Inc. and its wholly-owned subsidiary, Atlantic Seaboard, Inc. with DigiTar Wyoming, Inc.  DigiTar Wyoming was to sell to Atlantic substantially all of its assets in exchange for 49% of the issued and outstanding common stock of Atlantic and 10,000,000 shares of Atlantic’s voting convertible preferred stock.  Global was to retain a 30% investment in Atlantic once the transaction was finalized.

The proposed Asset Purchase Agreement and Plan of Reorganization was never consummated. Certain key documents necessary to complete the purchase of DigiTar’s assets have not been agreed to by Global Wataire Inc., Atlantic Seaboard, Inc. and DigiTar Wyoming Inc.  Consequently, Global Wataire Inc. and Atlantic Seaboard, Inc. have rescinded the transaction and cancelled the planned acquisition of DigiTar Wyoming Inc.’s business as of June 28, 2007. Atlantic therefore remains a wholly-owned subsidiary of Global.    Global has also taken the 20,000,000 shares of common stock out of escrow that were being held for the benefit of DigiTar. Global Wataire, Inc., and its wholly-owned subsidiary, Atlantic Seaboard, Inc. are working to recover the monies advanced to DigiTar for working capital in the amount of $50,000. The Company believes their attempt to recover this loan will be futile and has therefore written off the $50,000 as a bad debt as of August 31, 2007.

NOTE E –  Share Activity
Regulation S Stock
On January 26, 2007, the Company issued a press release announcing that they had launched anequity offering on the Berlin Stock Exchange. The company originally was offering 10,000,000 shares for sale.  On August 1, 2007, the board authorized an additional 5,000,000 shares for sale.  All shares are being offered at a price of $0.50 per share and if completely subscribed will yield $7,500,000. This offering is on a best effort basis. As of February 29, 2008, 15,978,165 shares had been issued including 2,300,000shares which were issued in exchange for financial services rendered. Gross proceeds from the sale of stock were $2,770,861 less stock issuance costs of $1,669,583.  Net proceeds from the sale of stock were $1,101,278.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Global Wataire, Inc.
(A Nevada Corporation) Montreal, Quebec, Canada

We have audited the accompanying consolidated balance sheets of Global Wataire, Inc. as of August 31, 2007 and 2006, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2007 and 2006, and the results of its operations and its cash flows for they years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note P to the financial statements, the financial statements for August 31, 2006 were restated because the purchase of DigiTar was rescinded. For the year ended August 31, 2006 the purchase was recorded as an investment of $65,618 and a gain on subsidiary stock investment of $65,618. Because the transaction was rescinded, this investment should not have been recorded. Total assets at August 31, 2006 have therefore been reduced by $65,618 to $-0- and net loss at August 31, 2006 increased by $65,618 to $263,996.

The accompanying financial statements have been prepared assuming Global Wataire, Inc. will continue as a going concern. As discussed in Note E to the consolidated financial statements, the Company has incurred losses that have resulted in an accumulated deficit. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this matter are described in Note E. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg & Co., LLP
Rochester, New York
November 29, 2007

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

CONSOLIDATED BALANCE SHEETS
		Restated
August 31,	2007	2006

ASSETS
Current Assets
Cash and Cash Equivalents	$197,593	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$21,861	$157,253
Accrued Expenses	35,829	18,500
Accrued Compensation - Directors	511,833	—
Due to Directors	319,224	490,281

Total Liabilities	888,747	666,034

Stockholders' Deficit
Common Stock: $.001 Par; 800,000,000 Shares Authorized;
23,191,637 and 483,404, Issued and 20,191,637	20,191	484
and 483,404 Outstanding, respectively
Common Stock, Class B: $.001 Par; 50,000 Shares Authorized;
-0- Issued and Outstanding	––	––
Preferred Stock, Class A: $.001 Par; 1,000,000 Shares Authorized;
66,000 and 100,000 Issued and
Outstanding, respectively	66	100
Preferred Stock, Class B: $.001 Par; 5,000,000 Shares Authorized;
1,000,000 Issued and Outstanding	1,000	1,000
Preferred Stock, Class C: $.001 Par; 15,000,000 Shares Authorized;
-0- Issued and Outstanding	––	––
Preferred Stock, Class D: $.001 Par; 13,000,000 Shares Authorized;
-0- Issued and Outstanding	––	—
Additional Paid-In Capital	4,103,631	2,738,300
Accumulated Deficit	(4,813,042)	(3,405,918)
Treasury Stock – 3,000,000 Shares at $.001 Par	(3,000)	—

Total Stockholders' Deficit	(691,154)	(660,034)

Total Liabilities and Stockholders' Deficit	$197,593	$—

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common	Preferred Stock		Additional		Treasury	Total
	Stock	($.001 Par)		Paid - In	Accumulated	Stock	Stockholders’
	($.001 Par)	Class A	Class B	Capital	Deficit	($.001 Par)	Deficit

Balance - August 31, 2005	$484	$100	$1,000	$2,709,843	$(3,141,922)	$––	$(430,495)

Capital Contribution – Interest Expense	—	—	—	28,457	—	—	28,457

Net Loss - Restated	—	—	—	—	(263,996)	—	(263,996)

Balance - August 31, 2006 - Restated	484	100	1,000	2,738,300	(3,405,918)	—	(666,034)

Common Stock Issued in Exchange for Preferred Stock	7,000	(34)	—	(6,966)	—	—	—

Common Stock Issued in Exchange for Services Rendered	2,300	—	—	(2,300)	—	—	—

Common Stock Issued for Cash	13,407	—	—	934,519	—	—	947,926

Acquisition of Common Stock into Treasury Stock	(3,000)	—	—	6,000	—	(3,000)	—

Capital Contribution – Interest Expense	—	—	—	44,125	—	—	44,125

Compensation Expense – Stock Options	—	—	—	389,953	—	—	389,953

Net Loss	—	—	—	—	(1,407,124)	—	(1,407,124)

Balance - August 31, 2007	$20,191	$66	$1,000	$4,103,631	$(4,813,042)	$(3,000)	$(691,154)

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

STATEMENTS OF OPERATIONS
		Restated
For the Years Ended August 31,	2007	2006

Revenues, Net	$61,750	$—

Cost of Goods Sold	—	—

Gross Profit	61,750	—

Expenses
Bad Debt	50,000	—
Compensation Expense – Stock Options	389,953	—
Consulting Fees	440,000	220,000
General and Administrative	544,796	210,281
Interest Expense	44,125	28,457

Total Expenses	1,468,874	458,738

Loss from Operations Before
Provision for Taxes	(1,407,124)	(458,738)

Provision for Taxes	—	—

Loss from Operations	(1,407,124)	(458,738)

Gain from Sale of Net Assets of
Subsidiary, Net of Taxes	—	194,742

Net Loss	$(1,407,124)	$(263,996)

Weighted Average Number of
Common Shares Outstanding -
Basic	8,770,043	483,404
Diluted	9,090,454	483,404
Net Loss Per Common Share -
Basic and Diluted – Continuing Operations	$(0.16)	$(0.95)
Basic and Diluted – Discontinued Operations	$0.00	$0.40

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

CONSOLIDATED STATEMENTS OF CASH FLOWS
		Restated
Years Ended August 31,	2007	2006

Cash Flows from Operating Activities

Net Loss	$(1,407,124)	$(263,996)

Non-Cash Adjustments:
Bad Debt	50,000	—
Gain on Sale of Net Assets of Subsidiary	—	(194,742)
Interest on Directors/Stockholder Loans	44,125	28,457
Revenues to be Applied Against Accounts Payable	(61,750)	––
Compensation Expense – Stock Options	389,953	––
Changes in Assets and Liabilities:
	)
Accounts Payable	(73,643)	83,186
Accrued Expenses	17,329	18,500
Accrued Compensation - Directors	511,833	––

Net Cash Flows from Operating Activities	(529,277)	(328,595)

Cash Flows from Investing Activities
Loan Advance	(50,000)	—

Cash Flows from Financing Activities
Proceeds from Issuance of Regulation S Shares	947,927	––
Advances from (Repayment to) Directors - Net	(171,057)	328,401

Net Cash Flows from Financing Activities	776,870	328,401

Net Change in Cash and Cash Equivalents	197,593	(194)

Cash and Cash Equivalents - Beginning of Year	—	194

Cash and Cash Equivalents - End of Year	$197,593	—

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
		Restated
Years Ended August 31,	2007	2006

Supplemental Disclosures

Interest Paid	$—	$—
Income Taxes Paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES

Acquisition of Marketing Rights via Issuance of Preferred Stock	$—	$15,000

Termination of Marketing Rights via Cancellation of Preferred Stock	$—	$(15,000)

Assets and Liabilities Transferred to Related Parties in
Connection with Sale of Net Assets of Subsidiary:
Accounts Receivable	$—	$15,678
Inventory	$—	$190,830
Accounts Payable	$—	$(15,457)
Deferred Revenue	$—	$(7,037)
Due to Directors	$—	$(173,333)
Due to Stockholder	$—	$(145,212)

Sale of Net Assets of Subsidiary Paid via Forgiveness of
Liabilities:
Due to Directors	$—	$(32,483)
Due to Stockholder	$—	$(27,728)

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -	The Company

International Development Corp. (“IDC”) was formed on October 22, 2004, under the laws of the state of Nevada.  On December 9, 2004, IDC merged with Ozolutions Inc., a Delaware Corporation, which was formed on January 10, 1996 as Unipak Process, Inc., with IDC as the surviving corporation.  On April 13, 2006 IDC changed its name to Global Wataire Inc.  The Company’s principal office is located in Buffalo, New York.

On December 9, 2004, the Company amended the articles of incorporation to increase the authorized shares of common stock from 50,000,000 to 800,000,000 and authorized up to 100,000,000 shares of all classes of Preferred Stock.

On December 9, 2004, the Company established a series of Preferred Stock, Class A, $0.001 Par Value.  The Company is authorized to issue 1,000,000 shares of Preferred Stock, Class A, with each share carrying 200 to 1 voting rights and convertible into common stock on a 200 for 1 basis.

In April 2005, the Company established a series of Preferred Stock, Class B, $0.001 Par Value.  The Company is authorized to issue 5,000,000 shares with each share carrying 500 to 1 voting rights and not convertible into common stock.

Preferred Stock, Class C, $0.001 Par Value.   The Company is authorized to issue 15,000,000 shares with each share carrying 1 to 1 voting rights and convertible into common stock on a 1 for 1 basis.

In May 2006, the Company established a series of Preferred Stock, Class D, $0.001 Par Value.  The Company is authorized to issue 13,000,000 shares with each share carrying 3 to 1 voting rights and convertible into common stock on a 3 for 1 basis.

On May 31, 2006, the Company changed the name of its wholly owned subsidiary Freshwater Technologies, Inc. to Atlantic Seaboard Company.

On September 28, 2006, the Company changed the name of its wholly owned subsidiary Atlantic Seaboard Company to DigiTar Nevada, Inc.

On November 5, 2007, the Company changed the name of its wholly owned subsidiary DigiTar Nevada, Inc. to Knightbridge Corp.

Principles of Consolidation
The consolidated financial statements include the accounts of Global Wataire Inc., and its wholly owned subsidiary, DigiTar Nevada, Inc. (the “Company”).  All significant intercompany balances have been eliminated in consolidation.

Scope of Business
The Company provides advisory and transactional services to help high potential emerging companies to develop and implement strategies to obtain capital and achieve their financial objectives.

Note B -	Summary of Significant Accounting Policies

Method of Accounting
The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B -	Summary of Significant Accounting Policies – continued

Cash and Cash Equivalents
Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.  The Company maintains cash and cash equivalents at financial institutions, which periodically may exceed federally insured amounts.

Income Taxes
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes, ”using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.  This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment.  Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.  Deferred income tax expense represents the change in net deferred assets and liability balances.

Earnings per Share
Earnings per share of common stock are computed in accordance with SFAS No, 128, “Earnings per Share”.  Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for each period.  Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive. Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings per share.

Financial Instruments
The Company’s financial instruments consist of cash, long-term investments, and accounts payable. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Stock-Based Compensation
SFAS No. 123R requires all share-based payment to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values.  That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has selected the Black-Scholes option pricing model as the most appropriate fair value method for our awards and have recognized compensation costs immediately as our awards are 100% vested.

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C -	Discontinued Operations
On January 6, 2006, the Board of Directors approved the Asset Sales Agreement between the Company and Max Weissengruber, the Company’s Chief Operations Officer, and D. Brian Robertson, the Company’s former Chief Financial Officer.  The Asset Sales Agreement replaces the Stock Purchase Agreement that had been previously approved on September 29, 2005, but was subsequently rescinded on January 6, 2006.  The Company sold 100% of the assets and liabilities of FreshWater Technologies, Inc. to Mr. Weissengruber and Mr. Robertson for a total purchase price of $60,211.  The purchase price was paid through the forgiveness of debts owed to Mr. Weissengruber and Mr. Robertson by the Company.  The fair market value of the liabilities of FreshWater Technologies, Inc. being assumed by Mr. Weissengruber and Mr. Robertson exceed the assets being sold to Mr. Weissengruber and Mr. Robertson by $134,531. As a result of this sale, the Company has no revenue generating operations at this time.

Note D -	Reorganization/Investment

On July 27, 2006 an Asset Purchase Agreement and Plan of Reorganization was proposed by Global Wataire, Inc. and its wholly-owned subsidiary, Atlantic Seaboard, Inc. with DigiTar Wyoming, Inc.  DigiTar Wyoming was to sell to Atlantic substantially all of its assets in exchange for 49% of the issued and outstanding common stock of Atlantic and 10,000,000 shares of Atlantic’s voting convertible preferred stock.  Global was to retain a 30% investment in Atlantic once the transaction was finalized.

The proposed Asset Purchase Agreement and Plan of Reorganization was never consummated. Certain key documents necessary to complete the purchase of DigiTar’s assets have not been agreed to by Global Wataire Inc., Atlantic Seaboard, Inc. and DigiTar Inc.  Consequently, Global Wataire Inc. and Atlantic Seaboard, Inc. have rescinded the transaction and cancelled the planned acquisition of DigiTar Inc.’s business as of June 28, 2007. Atlantic therefore remains a wholly-owned subsidiary of Global.    Global has also taken the 20,000,000 shares of common stock out of escrow that were being held for the benefit of DigiTar. Global Wataire, Inc., and its wholly-owned subsidiary, Atlantic Seaboard, Inc. are working to recover the monies advanced to DigiTar for working capital in the amount of $50,000. The Company believes their attempt to recover this loan will be futile and has therefore written off the $50,000 as a bad debt as of August 31, 2007.

Note E -	Stock Activity
Regulation S Stock

On January 26, 2007, the Company issued a press release announcing that they had launched a $5,000,000 equity offering on the Berlin Stock Exchange.  The company is offering for sale 10,000,000 shares at a price of $0.50 per share and if completely subscribed will yield $5,000,000. This offering is on a best effort basis. As of November 30, 2007, 13,600,803 shares had been issued of which 2,300,000 shares were issued in exchange for financial services rendered. Gross proceeds from the sale of stock were $2,769,794 less stock issuance costs of $1,681,294.  Net proceeds from the sale of stock were $1,088,500.

Note F -	Recently Issued Accounting Standards
In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140” (“SFAS 155”).

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F -	Recently Issued Accounting Standards – continued
SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interest in Securitized Financial Assets.”  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August 31, 2008.  The Company is currently evaluating the impact of SFAS 155 on its consolidated financial instruments.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”).  SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities.  SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical.  SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August 31, 2008.  The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions.  FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, "Fair Value Measurements”.  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August, 2008.  The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”.  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates.  This Statement applies to all entities, including not-for-profit organizations.  SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended August, 2008.  The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

Note G -	Equity Compensation Plans
On July 25, 2007, each member of the Board of Directors was granted as compensation for services options to buy 500,000 shares of the Company’s common stock at the last quoted common stock offering price as of that day. A total of 3,000,000 options were granted at a price of $0.13.

- continued-

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G -	Equity Compensation Plans – continued
For the year ended August 31, 2007, $389,953 was expensed utilizing the Black-Scholes option pricing model.  The following weighted-average assumptions were used for the grants issued:

2007
Dividend Yield	0.00%
Expected Volatility	239.22%
Discount Rate	4.92%
Option Life	10 Years

Note H -	Related Party Transactions
In September 2004, Betty-Ann Harland was appointed CEO and Chair of the Board of Directors of the Company, and received 15,000,000 shares of common stock in consideration for $25,000.  In January 2005, the 15,000,000 common shares were exchanged for 1,000,000 Class A Preferred Shares.  In July 2005, the Board of Directors approved the surrendering and cancellation of 900,000 Class A Preferred Shares held by Betty- Ann Harland. In April 2006, Betty-Ann resigned as CEO, and Sydney Harland was then appointed.

In July 2005, the Board of Directors authorized the issuance of 1,000,000 Class B Preferred Shares to Betty-Ann Harland in consideration of $1,000.

During the period ended February 28, 2007, Betty-Ann Harland converted 25,000 shares of Class A Preferred Shares into 5,000,000 Shares of Common Stock.  Additionally, other stockholders of the Company that are closely related to Betty-Ann Harland also converted 9,000 shares of Class A Preferred Shares into 1,800,000 Shares of Common Stock during the same period.

On March 7, 2007, in connection with the cancelled Wataire license agreement, Mrs. Harland was re-issued 25,000 Class A Preferred Shares.

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note H -	Related Party Transactions - continued
Certain disbursements of the Company have been paid by two directors of the Company, therefore, a Due to Directors account has been established.  The balance at August 31, 2007 and 2006 was $319,224 and $490,281, respectively.  The amount due is non-interest bearing and contains no formal repayment terms.  For each of the years ended August 31, 2007 and 2006 ,the Company has imputed interest at the 8.75% and charged operations with an offsetting credit to additional paid in capital.

In October 2004, the Company entered into a consulting agreement with its Chairman, Betty-Ann Harland for a five year term, with annual compensation of $ 220,000.

On August 25, 2007, the Company entered into a consulting agreement with its CEO, Sydney Harland for a five year term, with annual compensation of $220,000, health benefits of $15,000 and $12,000 of auto allowance.  The agreement agrees to pay all accrued compensation from April 2006.

Note I -	Other Matters
On June 5, 2001, the Company entered into advisory agreements with the firms of David Michael LLC and Feng Shui Consulting, Inc.  In June 2002, David Michael LLC and Feng Shui Consulting, Inc. filed a suit against the Company for breach of contract.  The Company filed a counter claim and third party complaint denying the substantive allegations of the complaint and asserting breach of contract and fraud in connection with the transaction.  In August 2004, the United States District Court for the State of Utah dismissed the case in its entirety with prejudice, with each party to bear its own costs and fees.  As part of the dismissal, in September 2004, the Company paid $5,000 to repurchase the 800,000 common shares that were previously issued to the plaintiffs. On April 13, 2006 the 800,000 common shares were subject of a one-for-one thousand reverse stock split (See Note J). As of August 31, 2007, the 800 shares have not been received by the Company for cancellation therefore the shares are still recorded as issued and outstanding.

On January 11, 2002, the Company entered into a financial consulting and investment banking agreement with Chapman, Spira and Carson LLC (“Chapman”).  Chapman cancelled this agreement in June 2002.  Thereafter in June 2002, Chapman made a demand for arbitration through the American Arbitration Association as provided in the agreement claiming $50,000 in fees, plus nine percent interest, and 200,000 shares of the Company’s common stock.  In February 2003, the judge returned a verdict against Chapman and awarded the Company approximately $22,000 net of any Company legal fees.  Chapman appealed to the New York State Supreme Court in 2004 and this appeal was dismissed.  Subsequently, Chapman appealed to the Court of Appeals in New York.  On April 7, 2006, the firm of Chapman, Spria and Carlson, agreed to settle the arbitration award dispute with the Company for the sum of $15,000.  The New York legal firm of Bahn, Herzfeld and Multer, LLP received $12,500 for their services and Max Weissengruber and Brian Robertson received a total of $2,500 for their expenses related to the arbitration award and subsequent litigation.  All matters have now been resolved regarding this matter.

Note J -	Stock Transactions
During the period ended February 28, 2007, the Company acquired 3,000,000 Common Shares and placed them into treasury at a par value of $.001.

On April 13, 2006, the holder of the majority of the voting power of our outstanding capital stock voted to approve the following:

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note J -	Stock Transactions - continued
1.  A grant of discretionary authority to our board of directors to implement a reverse split of the issued and outstanding shares of our common stock on the basis of one post-consolidation share for each 1,000 pre-consolidation shares to occur immediately.  All share and per share amounts used in the Company’s financial statements and notes have been retroactively restated to reflect the one-for-one thousand reverse stock split.

2. An amendment to the Company's Articles of Incorporation to provide for the creation of a second series of common stock to be known as "Class B Common Stock"

Note K -	Income Taxes
At August 31, 2007 and 2006, the Company had approximately $4,813,042 and $3,405,918 accumulated tax losses to apply against future taxable income.  The net operating loss carry forwards begin to expire in 2011.

The Company has fully reserved for any future tax benefits form the net operating loss carry forwards since it has not generated any net income to date.  The Company has no other material deferred tax assets or liabilities for the periods presented.

Note L -                 Reorganization/Investment
On July 27, 2006 an Asset Purchase Agreement and Plan of Reorganization was proposed by Global Wataire, Inc. and its wholly-owned subsidiary, Atlantic Seaboard, Inc. with DigiTar Wyoming, Inc.  DigiTar was to sell to Atlantic substantially all of its assets in exchange for 49% of the issued and outstanding common stock of Atlantic and 10,000,000 shares of Atlantic’s voting convertible preferred stock.  Global was to retain a 30% investment in Atlantic once the transaction was finalized.

The proposed Asset Purchase Agreement and Plan of Reorganization was never consummated. Certain key documents necessary to complete the purchase of DigiTar’s assets have not been agreed to by Global Wataire Inc., Atlantic Seaboard, Inc. and DigiTar Inc.  Consequently, Global Wataire Inc. and Atlantic Seaboard, Inc. have rescinded the transaction and cancelled the planned acquisition of DigiTar Inc.’s business as of June 28, 2007. Atlantic therefore remains a wholly-owned subsidiary of Global.    Global has also taken the 20,000,000 shares of common stock out of escrow that were being held for the benefit of DigiTar. Global Wataire, Inc., and its wholly-owned subsidiary, Atlantic Seaboard, Inc. are working to recover the monies advanced to DigiTar for working capital in the amount of $50,000. The Company believes their attempt to recover this loan will be futile and has therefore written off the $50,000 as a bad debt as of August 31, 2007.

Note M -                Regulation S Stock
On January 26, 2007, the Company issued a press release announcing that they had launched anequity offering on the Berlin Stock Exchange. The company originally was offering 10,000,000 shares for sale.  On August 1, 2007, the board authorized an additional 5,000,000 shares for sale.  All shares are being offered at a price of $0.50 per share and if completely subscribed will yield $7,500,000. This offering is on a best effort basis. As of August 31, 2007, 12,708,233 shares had been issued of which 2,300,000shares were issued in exchange for financial services rendered. Gross proceeds from the sale of stock were $2,629,033 less stock issuance costs of $1,681,106.  Net proceeds from the sale of stock were $947,927.

Note N -	Subsequent Events
On November 5, 2007, the Company changed the name of its wholly owned subsidiary DigiTar Nevada, Inc. to Knightbridge Corp.

- continued -

GLOBAL WATAIRE INC. AND SUBSIDIARY
(A NEVADA CORPORATION)
Buffalo, New York

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note O -	Investment Agreement
On August 20, 2007 the Company entered into an investment agreement with Dutchess Private Equities Fund, Ltd.(The Investor). Pursuant to this agreement, the Investor shall commit to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months.  The amount that the Company shall be entitled to request from each purchase “Puts” shall be equal to either up to $250,000 or 200% of the average daily volume (US Market Only) of the common stock for the ten (10) trading days prior to the Put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put date.

Note P-	Restatement of Prior Year Financials
As described in Note L the proposed purchase of DigiTar Wyoming was never consummated.  For the year ended August 31, 2006 the completion of the purchase was recorded as an investment of $65,618 and a gain on subsidiary stock investment of $65,618.  Because this transaction was rescinded this investment should not have been recorded.  Total assets at August 31, 2006 have therefore been reduced by $65,618 to $-0- and net loss at August 31, 2006 increased by $65,618 to $263,996

GLOBAL EARTH ENERGY, INC.

4,000,000 SHARES OF COMMON STOCK
PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes ("NRS") and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defence of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defence of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$15.96
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$27,000.00
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total(1)	$37,015.96

All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 27.     EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION
3.1	Articles of Incorporation and Amendments (1)
3.2	By-Laws (2)
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Investment Agreement Dated August 24, 2007, by and between the Company and Dutchess Private Equities Fund Ltd.(3)
10.2	Registration Rights Agreement dated August 24, 2007, by and between the Company and Dutchess Private Equities Fund Ltd.(3)
23.1	Consent of Counsel, as in Exhibit 5.1
23.2	Consent of Rotenberg & Co., LLP
99.1	Ed Gorman August 2007 Employment Contract (1)
99.2	Sydney Harland August 2007 Employment Contract (1)
99.3	Betty Harland October 2004 Employment Contract (1)
99.4	Amendment to the August 24, 2007 Dutchess Investment Agreement (4)
99.5	Amendment to the August 24, 2007 Dutches Registration Rights Agreement (4)

(1)     Incorporated by reference to Form SB-2 filed on December 26, 2007 (File No. 333-148324)

(2)    Incorporated by reference to Form 10SB12G filed on August 15, 2000 (File No. 000-31343)

(3)    Incorporated by reference to Form 8K filed on August 30, 2007 (File No. 000-31343)

(4)    Incorporated by reference to Form 8K filed on December 20, 2007 (File No. 000-31343)

ITEM 28.     UNDERTAKINGS.

The  undersigned  registrant  hereby  undertakes:

(a)  Rule  415  Offering  Undertaking:

The  undersigned  registrant  hereby  undertakes:

1.  To  file,  during  any  period  in  which  offers or sales are being made, a post-effective  amendment  to  this  registration  statement:

    (a)  To  include  any  prospectus required by Section 10(a)(3) of the Securities Act;

           (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (a)  Any  preliminary prospectus or prospectus of the undersigned small business issuer  relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

           (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

    (c)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

           (d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

5. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Buffalo, New York on June 6 , 2008.

By:	/s/ Sydney Harland
Sydney Harland Chief Executive Officer and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sydney Harland, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

NAME		TITLE	DATE

By:	/s/ Sydney Harland	Chief Executive Officer and Director	June 6 , 2008
Sydney Harland

By:	/s/ Betty-Ann Harland	Director	June 6 , 2008
Betty-Ann Harland

By:	/s/ Edmund Gorman	Chief Financial Officer, Secretary and Director	June 6 , 2008
Edmund Gorman

By:	/s/ Robert Glassen	Director	June 6, 2008
Robert Glassen

By:	/s/ Arthur N. Kelly	Director	June 6, 2008
Arthur N. Kelly

By:	/s/ Richard Proulx	Director	June 6 , 2008
Richard Proulx

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